UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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PERIMETER SOLUTIONS, INC.
(Name of Registrant as Specified in its Charter)
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April 17, 2026
Dear Fellow Stockholder:
On behalf of your Board of Directors of Perimeter Solutions, Inc., you are cordially invited to attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”), to be held virtually, via live audio webcast, on May 28, 2026 at 8:00 a.m., Central Time, or at any adjournment(s) or postponement(s) thereof. Only holders of shares of our common stock as of the close of business on April 7, 2026, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting.
The attached Notice of the Annual Meeting and Proxy Statement describe the business to be conducted at the Annual Meeting. Also included is a proxy card and postage-paid return envelope.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, please vote and submit your proxy: (a) by telephone or the internet following the instructions on the enclosed proxy card or (b) by signing, dating and returning the proxy card in the postage-paid envelope provided.
If you attend the Annual Meeting and desire to vote at the meeting, you may do so even though you have previously submitted a proxy, as described in the attached proxy statement.
Your vote is extremely important.
We hope you will be able to join us, and we look forward to seeing you at the meeting.
Sincerely yours,

W. Nicholas Howley	William N. Thorndike Jr.
Co-Chairman of the Board of the Directors	Co-Chairman of the Board of the Directors

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 28, 2026
To the Stockholders of Perimeter Solutions, Inc.:
The 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Perimeter Solutions, Inc., a Delaware corporation (the “Company,” “Perimeter,” “our,” “we” or “us”), will be held virtually, via live audio webcast, on May 28, 2026 at 8:00 a.m., Central Time, or at any adjournment(s) or postponement(s) thereof. Only holders of the Company’s shares of common stock, par value $0.0001 (“Common Stock”), as of the close of business on April 7, 2026 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting.
As part of the Annual Meeting, we will hold a live question and answer session, during which we intend to answer questions that are submitted in writing during the meeting by our stockholders and are pertinent to the business of the meeting, as time permits.
Attendance at the Annual Meeting will be limited to stockholders of record, those holding proxies from stockholders and representatives of the Company. For more information about how to attend the Annual Meeting, please see “Questions and Answers About the Annual Meeting and Voting” in the accompanying Proxy Statement.
The Annual Meeting is being held for the following purposes:
1.To elect as directors the eight nominees as set forth in the accompanying Proxy Statement with terms expiring at the 2027 Annual Meeting of Stockholders, or until their respective successors are elected and qualified;
2.To approve, on an advisory basis, the compensation of our named executive officers (“Say on Pay”);
3.To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2026; and
4.To transact such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.
We will make available a list of stockholders of record as of the Record Date for the Annual Meeting for inspection by stockholders during normal business hours from April 7, 2026 until the Annual Meeting at the Company’s offices at 8000 Maryland Avenue, Suite 350, Clayton, Missouri 63105.
Only stockholders of record as of the close of business on April 7, 2026, are entitled to notice of, and to vote at, the Annual Meeting. Our Board of Directors recommends a vote “FOR” each of the director nominees in proposal 1 and “FOR” proposals 2 and 3.
It is important that your shares be represented at the Annual Meeting. Whether or not you expect to attend the Annual Meeting, please vote and submit your proxy over the internet, by telephone or by mail. Please refer to the proxy card for specific voting instructions.

By Order of the Board of Directors,
April 17, 2026	Noriko Yokozuka General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 28, 2026.

The Company’s Proxy Statement for the 2026 Annual Meeting of Stockholders and the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 are available free of charge, upon written request. Requests should be made in writing to Noriko Yokozuka, General Counsel and Secretary of the Company, at the offices of Perimeter Solutions, Inc., 8000 Maryland Avenue, Suite 350, Clayton, Missouri 63105. The Company’s filings with the Securities and Exchange Commission (the “SEC”) are also available, without charge, through the Investor Relations — SEC Filings link on the Company’s website, www.perimeter-solutions.com, as soon as reasonably practical after filing. The Company’s website and the information contained therein or connected thereto are not incorporated into this notice.
We have elected to use the “Notice and Access” method of providing our proxy materials over the internet. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about April 17, 2026.
Our Proxy Statement and Annual Report are available online at www.proxydocs.com/PRM.

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ii

PROXY SUMMARY
Annual Meeting

Date:	May 28, 2026

Time:	8:00 a.m., Central Time

Place:	Virtual-only at www.proxydocs.com/PRM

Record Date:	April 7, 2026
Voting Matters and Board Recommendations

	Matter	Board Recommendation	Page
No. 1	Election of Directors	FOR each Director Nominee	4
No. 2	Say on Pay	FOR	46
No. 3	Ratify the appointment of KPMG LLP as Independent Auditor	FOR	47
2025 Financial Highlights
A summary of the 2025 financial highlights of the Company are as follows:
•Full year net sales increased 16% to $652.9 million, as compared to $561.0 million in the prior year.
▪Fire Safety net sales increased 12% to $489.0 million, as compared to $436.3 million in the prior year.
▪Specialty Products net sales increased 31% to $163.9 million, as compared to $124.7 million in the prior year.
•Full year net loss was $206.4 million, or $1.37 loss per diluted share, as compared to a net loss of $5.9 million, or $0.04 loss per diluted share in the prior year.
•Full year non-GAAP adjusted earnings per diluted share was $1.34, as compared to non-GAAP adjusted earnings per diluted share of $1.11 in the prior year.
•Full year Adjusted EBITDA increased 18% to $331.7 million, as compared to $280.3 million in the prior year.
▪Fire Safety Segment Adjusted EBITDA increased 21% to $290.5 million, as compared to $240.1 million in the prior year.
▪Specialty Products Segment Adjusted EBITDA increased 3% to $41.2 million, as compared to $40.2 million in the prior year.
•We invested $26.5 million in capital expenditures in 2025, focused on initiatives to support our customers' missions, while driving profitable new business and productivity.
•We were active in M&A in 2025, having invested $82.0 million to acquire product lines for our IMS business, as well as select Fire Safety assets from Compass.
•In 2025 we repurchased $40.4 million of shares when we viewed the risk adjusted return as compelling and believe repurchases would not preclude value-creating M&A.
* Reconciliation tables and further information regarding our non-GAAP financial metrics can be found in Annex A to this Proxy Statement.

Board and Governance Highlights
Assuming election of all of the director nominees, the following is a list of persons who will constitute the Board following the Annual Meeting, including their ages and committee assignments.

Board of Directors
Name	Age	Independence	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee
W. Nicholas Howley	74					✓
William N. Thorndike, Jr.	62					✓
Haitham Khouri	45					✓*
Tracy Britt Cool	41	✓			✓
Sean Hennessy	68	✓	✓*	✓
Robert S. Henderson	70	✓	✓	✓	✓*
Bernt Iversen II	68	✓	✓	✓*
Jorge L. Valladares III	52	✓			✓
__________________
* Denotes the Chair of the committee.

We are committed to principles of effective corporate governance and to high ethical standards, as well as compliance with all applicable governance standards of the SEC and New York Stock Exchange (the “NYSE”). Highlights of the framework we have established for governance are outlined here, and further described below.

Independence and Qualification of Committee Members	The Audit, Compensation and Nominating and Corporate Governance Committees of the Board are comprised of all Independent Directors.
Leadership Structure	All directors on committees meet the applicable qualification requirements of the SEC and NYSE.
Risk Oversight
The offices of the Chief Executive Officer and Co-Chairmen of the Board are separated.
The Board is responsible for the oversight of risk, including overseeing the assessment of risk and the appropriate balance of risk taking and risk mitigation.
These risk assessment and balancing tasks are also the responsibility of the Board’s committees and the Company’s management team.

Open Communication
We encourage communication and solid working relationships among our Co-Chairmen of the Board, Directors, and the Chief Executive Officer.
Our directors have access to the management team and employees.

Share Retention Guidelines
The majority of our executive officers, including our Chief Executive Officer, Chief Financial Officer, General Counsel and Chief Administrative Officer, President of Fire Safety and President of Specialty Products are required to hold a minimum level of personal investment in the Company pursuant to share retention guidelines attached to each of their option agreements.

Board and Committee Evaluations	We engage in an annual review of the performance of both of our Board and its Committees, led by the Chair of the Nominating and Corporate Governance Committee.

Committee Reports	Our committees report their activities to our Board at each Board meeting to ensure oversight and accountability.
Stockholder Communication	Stockholders and other interested parties can contact our Directors individually or as a group through written communication.
Stockholder Voice	Directors are elected by a majority of the votes cast.

PROPOSAL 1 — ELECTION OF DIRECTORS
Our certificate of incorporation (the “Charter”) provides that the Board must be composed of at least three directors, and our bylaws (the “Bylaws” and together with the Charter, the “Governing Documents”) permit our directors to fix the size of the Board by a resolution of the Board. At the date of this Proxy Statement, our Board is comprised of nine directors.
The Board is committed to recruiting and nominating directors for election who will collectively provide the Board with the necessary diversity of experiences, skills and characteristics to enhance the Board’s ability to manage and direct the affairs and business of the Company and to make fully informed, comprehensive decisions. In recommending candidates for election to the Board, in the context of the perceived needs of the Board at that time, the Nominating and Corporate Governance Committee evaluates a candidate’s knowledge, experience, skills and expertise, and any other factors that the Nominating and Corporate Governance Committee deems relevant. In particular, the Board and the Nominating and Corporate Governance Committee believe that the Board should be comprised of a well-balanced group of individuals.
In 2026, the Nominating and Corporate Governance Committee unanimously recommended to the Board, and the Board unanimously approved the nominations of W. Nicholas Howley, William N. Thorndike, Jr., Haitham Khouri, Tracy Britt Cool, Sean Hennessy, Robert S. Henderson, Bernt Iversen II and Jorge L. Valladares III to the Board, each to hold office until the 2027 Annual Meeting of Stockholders or until a successor has been duly elected and qualified. Each nominee has consented to serve if elected. Vivek Raj was not nominated for re-election to the Board and will not continue to serve on the Board following the Annual Meeting. Assuming the election of all director nominees, the Board will be comprised of eight directors, seven of whom are non-employee directors and five of whom are independent.
Stockholder Vote Requirement
The affirmative vote of a majority of the votes cast is required for a director nominee to be elected. You may vote “FOR” or “AGAINST” or “ABSTAIN” for each director nominee. Abstentions and broker non-votes will have no effect on the vote.
Recommendation of the Board
Our Board recommends that stockholders vote “FOR” each of the eight nominees recommended by the Board.
Director Nominees
The following persons are our Board’s nominees for re-election to serve as directors. There are no family relationships between any of the director nominees. Certain information relating to our Board’s nominees, furnished by each of them, is set forth below. The ages set forth below are accurate as of the date of this Proxy Statement.
Our Board has determined that all of its nominees are qualified to serve as directors of the Company. In addition to the specified business experience listed below, each of the directors has the background, skills and attributes which the Board believes are required to be an effective director of the Company, including experience at senior levels in areas of expertise helpful to the Company, a willingness and commitment to assume the responsibilities required of a director of the Company and the character and integrity the Board expects of its directors.

W. NICHOLAS HOWLEY	Director since 2021 Age 74

Mr. Howley has served as Co-Chairman of the Board since November 2021. Mr. Howley co-founded TransDigm Group Inc. (“TransDigm”), a NYSE-listed aerospace manufacturing company, in 1993 and served as the Chief Executive Officer and Chairman of TransDigm’s board of directors from 2003 to 2018 and currently serves as Chairman of the Board of TransDigm. Mr. Howley served as President and/or Chief Executive Officer of TransDigm from 2003 through 2018 and as President and/or Chief Executive Officer of TransDigm Inc. from 1998 through 2018. Additionally, Mr. Howley currently serves on the boards of several foundations and institutions, including the Cristo Rey Network, the Cleveland Clinic Hospital, the Rock and Roll Hall of Fame, Drexel University, the Saint Joseph’s Preparatory School, and is the Chairman of the Howley Foundation. Mr. Howley

holds a B.S. degree in mechanical engineering from Drexel University and an M.B.A. degree from Harvard Business School.
Qualifications. We believe Mr. Howley’s qualifications to serve on our Board include his executive leadership experience, experience as a member of other corporate boards, and his knowledge of public companies.

WILLIAM N. THORNDIKE, JR.	Director since 2021 Age 62

Mr. Thorndike has served as Co-Chairman of our Board since November 2021. Mr. Thorndike is the founder and currently serves as the Managing Partner of The Cromwell Harbor Partnership, a private investment company known for exceptionally long investment holding periods. Prior to Cromwell Harbor, Mr. Thorndike founded Housatonic Partners, a leading middle-market private equity firm with offices in Boston and San Francisco. Prior to founding Housatonic Partners, Mr. Thorndike worked with T. Rowe Price Associates, a global asset management firm, and Walker & Company, a publishing company, where he was named to its Board of Directors. Mr. Thorndike has served as a director of over 50 companies. He is currently the Chairman of the Board of CNX Resources Corporation, a natural gas company, and serves on the boards of several private companies, including Banyan Software, QMC Telecom and Carillon Assisted Living. Mr. Thorndike is the author of “The Outsiders: Eight Unconventional CEOs and Their Radically Rational Blueprint for Success,” which has been translated into 17 languages and is the co-host of the “50X” podcast. Mr. Thorndike holds an A.B. degree in English and American Literature from Harvard University and an M.B.A. degree from Stanford University.
Qualifications. We believe Mr. Thorndike’s qualifications to serve on our Board include his extensive finance and investment experience, experience as a member of other corporate boards, and his knowledge of public companies.

HAITHAM KHOURI	Director since 2021 Age 45

Mr. Khouri has served as our Chief Executive Officer since March 2023 and as a member of our Board since June 2021. Previously, Mr. Khouri served as our Vice Chairman from December 2021 until March 2023. Mr. Khouri was a Senior Analyst at Hound Partners from 2009 to 2018. Between 2005 and 2007, Mr. Khouri was a private equity associate at Oak Hill Capital Partners. Between 2003 and 2005, Mr. Khouri was an investment banking analyst at Deutsche Bank. Mr. Khouri began his career in 2002 as an analyst at JP Morgan. Mr. Khouri holds a BA in Economics from Cornell University and an M.B.A. with Distinction from Harvard Business School.
Qualifications. We believe Mr. Khouri’s qualifications to serve on our Board include his experience as an investor in private and public companies and his experience serving as our CEO.

TRACY BRITT COOL	Director since 2021 Age 41

Ms. Britt Cool has served as a member of our Board since November 2021. In 2020, Ms. Britt Cool co-founded Kanbrick, a long-term investment partnership focused on acquiring and building great companies in the consumer and industrial sectors. At Kanbrick, Ms. Britt Cool combines her passion for long-term value investing with her experience as an entrepreneurial-minded operator to help take mid-size companies to the next level. From 2009 to 2020, Ms. Britt Cool worked at Berkshire Hathaway, where she spent five years at Berkshire Hathaway’s headquarters in Omaha as the Financial Assistant to the Chairman and five years as Chief Executive Officer of Pampered Chef, a Berkshire Hathaway subsidiary based in Chicago. At Pampered Chef, a provider of kitchenware products, Ms. Britt Cool turned around a decade long decline and achieved meaningful growth in revenue and earnings. Additionally, Ms. Britt Cool served on the boards of directors of several Berkshire Hathaway companies including Kraft Heinz, Benjamin Moore, Oriental Trading Company, Larson Juhl, and Johns Manville. Ms. Britt Cool is the co-founder of Smart Woman Securities, an organization that provides personal finance and investment education to undergraduate women. Ms. Britt Cool holds an A.B. degree in economics from Harvard College and an M.B.A. degree from Harvard Business School.
Qualifications. We believe Ms. Britt Cool’s qualifications to serve on our Board include her executive leadership experience particularly in setting strategic direction and developing and executing financial and operating strategies, experience as an investor in private and public companies, and experience as a member of other corporate boards.

SEAN HENNESSY	Director since 2021 Age 68

Mr. Hennessy has served as a member of our Board since November 2021. Mr. Hennessy is the retired Senior Vice President, Corporate Planning, Development & Administration of The Sherwin Williams Company, a manufacturer and distributor of coatings and related products, serving in that role from January 2017 to March 2018 in connection with the company’s integration of its Valspar acquisition. Prior to that, Mr. Hennessy served as Chief Financial Officer of The Sherwin Williams Company from 2001 to 2016. He is a certified public accountant. Mr. Hennessy also serves on the board of directors of TransDigm. Mr. Hennessy holds a bachelor’s degree from the University of Akron.
Qualifications. We believe Mr. Hennessy’s qualifications to serve on our Board include his experience as Chief Financial Officer at The Sherwin Williams Company, experience as a member of other corporate boards, and his knowledge of public companies.

ROBERT S. HENDERSON	Director since 2021 Age 70

Mr. Henderson has served as a member of our Board since November 2021. Mr. Henderson served as the Vice Chairman at TransDigm from 2017 to 2021. He also served as the Chief Operating Officer of TransDigm’s Airframe Segment from 2014 to 2016 and as Executive Vice President from 2005 to 2014. From 1999 to 2008, he also served as President of AdelWiggins Group, a division of TransDigm. Mr. Henderson has significant experience integrating acquisitions and leading multiple operating units concurrently. Mr. Henderson holds a bachelor’s degree in mathematics from Brown University.
Qualifications. We believe Mr. Henderson’s qualifications to serve on our Board include his experience as Vice Chairman at TransDigm, his executive leadership experience, and his knowledge of public companies.

BERNT IVERSEN II	Director since 2022 Age 68

Mr. Iversen served as Executive Vice President – Mergers & Acquisitions and Business Development of TransDigm from May 2012 to December 2020. Prior to that, Mr. Iversen served as Executive Vice President of TD Group from December 2010 through May 2012 and as President of Champion Aerospace LLC, a wholly-owned subsidiary of TransDigm, from June 2006 to December 2010. Mr. Iversen also serves on the boards of several privately owned companies in the specialty manufacturing space. Mr. Iversen holds a bachelor’s degree in engineering from Western Michigan University.
Qualifications. We believe Mr. Iversen’s qualifications to serve on our Board include his experience as Executive Vice President at TransDigm, his executive leadership experience, and his knowledge of public companies.

JORGE L. VALLADARES III	Director since 2024 Age 52
Mr. Valladares has served as a member of our Board since May 2024. Mr. Valladares also currently serves as a Director of Harvey Performance Company and Mission Pet Health and as Chief Executive Officer of Triumph Group, Inc. Prior to that, Mr. Valladares served as Chief Operating Officer of TransDigm Inc. from April 2019 until his retirement in October 2023. Previously, at TransDigm, Mr. Valladares served as Chief Operating Officer — Power & Control from June 2018 to March 2019, Executive Vice President from October 2013 to May 2018, as President of AvtechTyee, Inc. (formerly Avtech Corporation), a wholly-owned subsidiary of TransDigm, from August 2009 to September 2013, and as President of AdelWiggins Group, a division of TransDigm, from April 2008 to July 2009. Mr. Valladares holds a bachelor’s degree in engineering from University of California, Los Angeles.
Qualifications. We believe Mr. Valladares’ qualifications to serve on our Board include his experience as Chief Operating Officer at TransDigm, his executive leadership experience, and his knowledge of public companies.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
Our Board is responsible for overseeing the management of our Company. Our Board has adopted Corporate Governance Guidelines (the “Governance Guidelines”), which set forth our governance principles and policies relating to, among other things:
•director independence;
•director qualifications and responsibilities;
•board structure and meetings;
•management succession; and
•the performance evaluation of our Board.
Our Governance Guidelines are available in the Investor Relations section of our website at www.perimeter-solutions.com.
Meetings
During 2025, the Board held six meetings and adopted various resolutions by means of unanimous written consent. Except for Ms. Britt Cool, each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings of the Board during the period for which he or she was a director and (ii) the total number of meetings of all Committees on which he or she served during the period for which he or she was a member of a Committee.

Ms. Britt Cool was unexpectedly unable to attend Board and Nominating and Corporate Governance Committee meetings held late in 2025. Despite these absences, she remained actively engaged. She stayed fully informed through ongoing communications with Board and committee leadership, careful review of meeting materials, and consultations with management on key strategic matters, including our successful acquisition of MMT. Ms. Britt Cool’s meeting attendance for all prior years exceeded 75%, and she continues to serve as a highly valuable member of the Board.

Additionally, it is a policy of the Board to encourage its members to attend the Company’s Annual Meeting of Stockholders. All nine of the then currently serving directors attended the 2025 Annual Meeting.

Board Leadership Structure
The Board has not adopted a formal policy regarding the need to separate or combine the offices of Chief Executive Officer and Chairman of the Board, and instead the Board remains free to make this determination from time to time in a manner that seems most appropriate for the Company. Although the Board recognizes the benefits of having a combined Chairman and Chief Executive Officer, currently, we separate the positions of our Chief Executive Officer and Co-Chairmen of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for the day-to-day leadership and performance of the Company, while the Co-Chairmen of the Board provide strategic guidance to the Chief Executive Officer and set the agenda for and preside over the Board meetings. In addition, we believe that the current separation provides a more effective monitoring and objective evaluation of the Chief Executive Officer’s performance. The separation also allows the Co-Chairmen of the Board to strengthen the Board’s independent oversight of our performance and governance standards.

Director Independence
Our Board reviews the independence of the current and potential members of the Board in accordance with independence requirements set forth in the NYSE rules and applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During its review, the Board considers transactions and relationships between each director and potential director, as well as any member of his or her immediate family, and the

Company and its affiliates, including those related-party transactions contemplated by Item 404(a) of Regulation S-K under the Exchange Act. The Board must affirmatively determine that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company, that, in the opinion of the Board, would interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director. The purpose of this review is to determine whether any such relationships or transactions exist that are inconsistent with a determination that the director is independent. Our Board has determined that all nominees except Messrs. Howley, Khouri and Thorndike are “independent” as such term is defined by NYSE rules, our corporate governance standards and the federal securities laws.

During 2025, Mr. Goldberg, our former Vice Chairman, was also not “independent” as such term is defined by NYSE rules, our corporate governance standards and the federal securities laws. Mr. Goldberg was not nominated for re-election to the Board at the 2025 Annual Meeting of Stockholders and only served as a director through May 29, 2025.

Board Committees
Our Board has four standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee. Copies of the committee charters of each of the committees setting forth the responsibilities of the committees are available on our website at ir.perimeter-solutions.com/corporate-governance. Information contained in, or accessible through, our website is not a part of, and is not incorporated into, this proxy statement. The committees will periodically review their respective charters and recommend any needed revisions to our Board. The following is a list of persons who constituted the Board and their committee assignments during 2025.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee
Tracy Britt Cool			✓
Edward Goldberg(1)
Robert S. Henderson	✓	✓	✓*
Sean Hennessy	✓*	✓
W. Nicholas Howley				✓
Bernt Iversen II	✓	✓*
Haitham Khouri				✓*
Vivek Raj (2)		✓	✓
William N. Thorndike, Jr.				✓
Jorge L. Valladares III			✓
____________________

*Denotes the Chair of the committee.
(1) Mr. Goldberg was not nominated for re-election to the Board at the 2025 Annual Meeting of Stockholders and only served as director through May 29, 2025.
(2) Mr. Raj was not nominated for re-election to the Board at the 2026 Annual Meeting of Stockholders.

Audit Committee
Number of Meetings in 2025: Four
Responsibilities. Our Audit Committee operates pursuant to a formal charter that governs the responsibilities of the Audit Committee. Pursuant to the Audit Committee Charter, the Audit Committee is responsible for, among other things:
•appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•discussing with our independent registered public accounting firm their independence from management;
•reviewing, with our independent registered public accounting firm, the scope and results of their audit;
•approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the annual financial statements that we file with the SEC;
•overseeing our financial and accounting controls and compliance with legal and regulatory requirements;
•reviewing our policies on risk assessment and risk management;
•overseeing all matters relating to the security of and risks related to our information technology systems and procedures, including our cybersecurity;
•reviewing related person transactions; and
•establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.
The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate. Pursuant to the Audit Committee Charter, the Audit Committee reviews and pre-approves all audit and non-audit services performed by our independent accountant.
Independence and Financial Expertise. The Board has reviewed the background, experience and independence of the Audit Committee members and based on this review, has determined that each member of the Audit Committee:
•meets the independence requirements of the NYSE governance listing standards;
•meets the enhanced independence standards for audit committee members required by the SEC; and
•is financially literate, knowledgeable and qualified to review financial statements.
In addition, the Board has determined that Mr. Hennessy qualifies as an “audit committee financial expert” under SEC rules.
Compensation Committee
Number of Meetings in 2025: Three
Responsibilities. Our Compensation Committee operates pursuant to a formal charter that governs the responsibilities of the Compensation Committee. Pursuant to the Compensation Committee Charter, the Compensation Committee is responsible for, among other things:
•reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving, (either alone or, if directed by the Board, in conjunction with a majority of the independent members of the Board) the compensation of our Chief Executive Officer;
•overseeing an evaluation of the performance of and reviewing and setting or making recommendations to our Board regarding the compensation of our other executive officers;
•reviewing and approving or making recommendations to our Board regarding our incentive compensation and equity-based plans, policies and programs;

•reviewing and approving all employment agreement and severance arrangements for our executive officers;
•making recommendations to our Board regarding the compensation of our directors; and
•retaining and overseeing any compensation consultants.
Independence. The Board has reviewed the background, experience and independence of the Compensation Committee members and based on this review, has determined that each member of the Compensation Committee:
•meets the independence requirements of the NYSE governance listing standards; and
•meets the enhanced independence standards for compensation committee members established by the SEC.
Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee who presently serve or, in the past year, have served on the Compensation Committee has or had interlocking relationships as defined by the SEC or any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions.
The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as it may deem appropriate in its sole discretion.
Nominating and Corporate Governance Committee
Number of Meetings in 2025: Three
Responsibilities. Our Nominating and Corporate Governance Committee operates pursuant to a formal charter that governs the responsibilities of the Nominating and Corporate Governance Committee. Pursuant to the Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee is responsible for, among other things:
•identifying individuals qualified to become members of our Board, consistent with criteria approved by our Board;
•overseeing succession planning for our Chief Executive Officer and other executive officers;
•periodically reviewing our Board’s leadership structure and recommending any proposed changes to our Board;
•overseeing an annual evaluation of the effectiveness of our Board and its committees;
•developing and recommending to our Board a set of corporate governance guidelines; and
•reviewing the Company’s environmental, social and governance policies and activities.
The Nominating and Corporate Governance Committee may, when it deems appropriate, delegate certain of its responsibilities to one or more Nominating and Corporate Governance Committee members or subcommittees.
Independence. The Board has reviewed the background, experience and independence of the Nominating and Corporate Governance Committee members and based on this review, has determined that each member of the Nominating and Corporate Governance Committee meets the independence requirements of the NYSE governance standards and SEC rules and regulations.
Consideration of Director Nominees. The Nominating and Corporate Governance Committee considers possible candidates for nominees for directors from many sources, including stockholders. The Nominating and Corporate Governance Committee evaluates the suitability of potential candidates nominated by stockholders in the same manner as other candidates recommended to the Nominating and Corporate Governance Committee.

In making nominations, the Nominating and Corporate Governance Committee is required to submit candidates who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the stockholders. In evaluating nominees, the Nominating and Corporate Governance Committee is required to take into consideration the following attributes, which are desirable for a member of the Board: leadership, independence, interpersonal skills, financial acumen, business experiences, industry knowledge and differing viewpoints. In addition, the Nominating and Corporate Governance Committee will attempt to select candidates who will assist in making the Board an inclusive body. We believe including directors with differing viewpoints generates a greater volume of ideas and perspectives, and therefore, is in a better position to make complex decisions.
Executive Committee
Number of Meetings in 2025: Fourteen
Responsibilities. Our Executive Committee operates pursuant to a formal charter that governs the responsibilities of the Executive Committee. Pursuant to the Executive Committee Charter, the Executive Committee is responsible for, among other things:
•acting on behalf of the Board between Board meetings and while the Board is not in session; and
•providing oversight over and making recommendations to the Board regarding:
▪the Company’s capital allocation and capital markets activities;
▪the Company’s merger, acquisition, divestiture and similar activities;
▪the Company’s overall strategy, including top-level organizational structure and products or markets served;
▪the Company’s public guidance and communications;
▪officer succession planning;
▪investor relations activities;
▪periodic business reviews; and
▪such other duties assigned by the Board.
Code of Business Conduct and Ethics
We have adopted a written Code of Business Conduct and Ethics (“Code of Conduct”) that establishes the standards of ethical conduct applicable to all our directors, officers, and employees. In addition, we have adopted a written Code of Ethics for Senior Financial Officers (“Code of Ethics”) applicable to our Chief Executive Officer and senior financial officers. Copies of our Code of Conduct and Code of Ethics are publicly available in the Investor Relations section of our website at www.perimeter-solutions.com. Any waiver of our Code of Ethics with respect to our Chief Executive Officer, Chief Financial Officer, Corporate Controller or persons performing similar functions or waiver of our Code of Conduct with respect to our directors or executive officers may only be authorized by our Board and will be disclosed on our website as promptly as practicable, as may be required under applicable SEC and NYSE rules.

Insider Trading and Anti-Hedging Policy

We have adopted a written Insider Trading Policy (“Insider Trading Policy”) that prohibits all directors, officers and employees from engaging in transactions in our Common Stock while they are aware of material non-public information and restricts directors, officers and other “designated employees” from engaging in most transactions involving our Common Stock during periods which those individuals are most likely to be aware of material, non-public information. Our Insider Trading Policy also prohibits any officer or director from entering into any transaction which has the effect of hedging or locking in the value of his or her stock holdings. Additionally, our

Insider Trading Policy prohibits any officer, director or employee from, directly or indirectly, engaging in “short sales” of our Common Stock or transactions involving trading activities which by their aggressive or speculative nature may give rise to an appearance of impropriety, including the purchase or writing of put or call options.

Sustainability
We are subject to extensive federal, state, local and international laws, regulations, rules and ordinances relating to safety, pollution, protection of the environment, product management and distribution, and the generation, storage, handling, transportation, treatment, disposal and remediation of waste materials. In the ordinary course of business, we are subject to frequent environmental inspections and monitoring and occasional investigations by governmental enforcement authorities. In addition, our production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. We maintain Environmental, Health and Safety Systems (“EHS”) policies and management systems designed to support compliance with applicable requirements, including procedures for monitoring and training. Safety is an important part of our operating model, and we maintain programs designed to identify and manage process safety and other workplace hazards, including facility procedures and employee training.
Our Board ultimately oversees the management of sustainability-related matters. Much of this work is done through the Board's committees. In particular, the Nominating and Corporate Governance Committee provides oversight of Perimeter’s practices on sustainability matters. This Committee oversees our sustainability working group as they lead Perimeter’s efforts to integrate sustainability into day-to-day operations. Against this backdrop, we have again, with the assistance of outside expertise, engaged with stakeholders on sustainability topics to help further inform our future direction and determine our priorities.
For more information on our sustainability program, policies, or to view our 2025 Sustainability Report, please visit: https://ir.perimeter-solutions.com/company-information/sustainability
Certain Relationships and Related Party Transactions
During 2025, we did not enter into any related party transactions other than as set forth below.

Founder Advisory Agreement

On November 9, 2021, in connection with the consummation of the transactions contemplated by the business combination agreement, dated June 15, 2021, by and among the Company, EverArc Holdings Limited (“EverArc”), EverArc (BVI) Merger Sub Limited, and SK Invictus Holdings S.à r.l. (the “Business Combination”), the Company, EverArc and the EverArc Founders, LLC (“EverArc Founder Entity”) entered into an Assignment and Assumption Agreement (the “Founder Assignment Agreement”) pursuant to which the Company assumed, and agreed to pay, perform, satisfy and discharge in full, all of EverArc’s liabilities and obligations under the previously disclosed advisory services agreement dated December 12, 2019 (the “Founder Advisory Agreement”) between the EverArc Founder Entity and EverArc. Pursuant to the Founder Advisory Agreement and Founder Assignment Agreement, the EverArc Founder Entity provides services to the Company, including strategic and capital allocation advice. The EverArc Founder Entity is owned and operated by William N. Thorndike, Jr., W. Nicholas Howley, Haitham Khouri, Tracy Britt Cool and Vivek Raj (the “Founders”). As of the date of this Proxy Statement, each of the Founders serves as a director of the Company and Haitham Khouri also serves as an executive officer of the Company. Mr. Raj was not nominated for re-election to the Board at the 2026 Annual Meeting of Stockholders.
In exchange for the services provided under the Founder Advisory Agreement, the EverArc Founder Entity is entitled to receive both a variable amount (the “Variable Annual Advisory Amount”) and a fixed amount (the “Fixed Annual Advisory Amount,” each an “Advisory Amount” and collectively, the “Advisory Amounts”), each as described below:
•Variable Annual Advisory Amount. Effective upon the consummation of the Business Combination through December 31, 2031, and once the Average Price (as defined in the Founder Advisory Agreement) per share of Common Stock of the Company is at least $10.00 for ten consecutive trading days, the Variable Annual Advisory Amount will be equal in value to:
•in the first year in which the Variable Annual Advisory Amount is payable, (x) 18% of the increase in the market value of one share of Common Stock of the Company over $10.00 (such increase in market value, the “Payment Price”) multiplied by (y) 157,137,410 shares of Common Stock, the Founder Advisory Agreement Calculation Number; and

•in the following years in which the Variable Annual Advisory Amount may be payable (if at all), (x) 18% of the increase in Payment Price over the previous year Payment Price multiplied by (y) 157,137,410 shares of Common Stock, the Founder Advisory Agreement Calculation Number.
•Fixed Annual Advisory Amount. Effective upon the consummation of the Business Combination through December 31, 2027, the Fixed Annual Advisory Amount will be equal to 2,357,061 shares of Common Stock (1.5% of 157,137,410 shares of Common Stock, the Founder Advisory Agreement Calculation Number).
For 2025, both the variable annual advisory amount (the “2025 Variable Amount”) and the fixed annual advisory amount (the “2025 Fixed Amount” and together with the 2025 Variable Amount, the “2025 Advisory Amounts”) were earned under the Founder Advisory Agreement. Approximately 79.6% of the 2025 Advisory Amounts was paid in shares of Common Stock (13,387,003 shares) and approximately 20.4% of the 2025 Advisory Amounts was paid in cash ($95.7 million) based on the Average Price for 2025. William N. Thorndike, Jr., W. Nicholas Howley, Haitham Khouri, Vivek Raj and Tracy Britt Cool hold ownership interests of 33%, 33%, 25%, 7% and 2%, respectively, in the EverArc Founder Entity.
The Founder Advisory Agreement can be terminated at any time (i) by the EverArc Founder Entity if the Company ceases to be traded on the NYSE; or (ii) by the EverArc Founder Entity or the Company if there is (A) a Sale of the Company (as defined in the Founder Advisory Agreement) or (B) a liquidation of the Company.
Subject to certain limited exceptions, the EverArc Founder Entity’s liability for losses in connection with the services provided is limited, and the Company has agreed to indemnify the EverArc Founder Entity and its affiliates in relation to certain liabilities incurred in connection with acts or omissions by or on behalf of the Company or the EverArc Founder Entity. If the Founder Advisory Agreement is terminated under (i) or (ii)(A), the Company will pay the EverArc Founder Entity an amount in cash equal to: (a) the Fixed Annual Advisory Amount for the year in which termination occurs and for each remaining year of the term of the agreement, in each case at the Payment Price; and (b) the Variable Annual Advisory Amount that would have been payable for the year of termination and for each remaining year of the term of the agreement. In each case the Payment Price in the year of termination will be calculated on the basis of the Payment Year ending on the trading day immediately prior to the date of termination, save that in the event of a Sale of the Company, the Payment Price will be calculated on the basis of the amount paid by the relevant third party (or cash equivalent if such amount is not paid in cash). For each remaining year of the term of the agreement the Payment Price in each case will increase by 15% each year. No account will be taken of any Payment Price in any year preceding the termination when calculating amounts due on termination. Payment will be immediately due and payable on the date of termination of the Founder Advisory Agreement. On the entry into liquidation of the Company, an Advisory Amount will be payable in respect of a shortened year which will end on the trading day immediately prior to the date of commencement of liquidation. The Founder Advisory Agreement is governed by New York law.
Board Role in Risk Management
Our Board is responsible for overseeing our risk management process. Our Board performs its risk oversight function primarily through its standing Audit Committee, which reports to the entire Board and is comprised solely of Independent Directors. As described above in more detail under “Board Committees – Audit Committee,” the Audit Committee assists the Board in fulfilling its risk oversight responsibilities. The Audit Committee’s risk oversight responsibilities include overseeing the financial reporting process, our system of internal controls and compliance regarding finance and accounting, audits of our financial statements and our policies on risk assessment and risk management. Our Board reviews the annual report from the Audit Committee, discussing the adequacy and effectiveness of our compliance policies and procedures. Our Board also assesses any recommendations from the Audit Committee based upon its annual review of the Audit Charter for changes that may be required to further assist the Audit Committee in performing its risk oversight responsibilities.
Our Board also focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. The Executive Committee, which reports to the entire Board, assists the Board by providing oversight relating to our enterprise risks. Our Executive Committee responsibilities include overseeing overall strategy, including top-level organizational structure and products or markets served and capital allocation and capital markets activities.

Cybersecurity
Cybersecurity Risk Management and Strategy
The Company proactively manages its cybersecurity and data privacy risks with organizational and technical controls including a comprehensive set of policies and procedures for assessing, identifying, and managing material risks from cybersecurity threats which have been integrated into the Company’s overall risk management strategy and processes. The Company seeks to address cybersecurity risks through a comprehensive approach that is focused on implementing robust protective measures, promoting user awareness and education, continuously monitoring for potential threats, and swiftly responding to any security incidents to ensure the confidentiality, integrity, and availability of sensitive information.
The Company’s Incident Response Team, which is comprised of members of the finance, legal, information technology and operations teams, conducts an annual cybersecurity exercise, which includes a tabletop scenario, to evaluate the Company’s preparedness for data security and privacy incidents. These sessions include participation from various levels of management and focus on reviewing roles and responsibilities, escalation and notification protocols, and response and recovery procedures. The Company periodically engages external resources to update and enhance the content of these reviews and any related exercises and to provide additional perspective and rigor. In addition, all employees are required to complete ongoing formal training through an online platform, which includes identifying and reporting suspicious activity and threats such as social engineering, phishing, malware/viruses and insider risks.

In addition, we actively engage with key vendors and industry communities as part of our continuing efforts to evaluate and enhance the effectiveness of our information security policies and procedures and have processes in place to oversee and identify the risk of cybersecurity threats associated with our use of these third-party vendors. We generally require third parties to, among other things, maintain security controls to protect our confidential information and data, and notify us of material cybersecurity threats that may impact our business.

In 2025, we did not identify any cybersecurity threats, including as a result of any previous cybersecurity incidents, that have materially affected or are reasonably likely to materially affect the Company, including its business strategy, results of operations, or financial condition.

Governance
Our Board has oversight of our strategic and business risk management and has delegated the oversight of cybersecurity risk management to the Company’s Audit Committee. The Company’s Audit Committee is responsible for overseeing all matters relating to the security of and risks related to the Company’s information technology systems and procedures, including its cybersecurity and other information technology risks. The Audit Committee is responsible for ensuring the Company has processes in place for assessing, identifying and managing material risks from cybersecurity threats.
The Company’s information security program is managed by the Company’s Incident Response Team, which is responsible for leading our enterprise-wide cybersecurity strategy, policy, standards, architecture, and processes. Members of the Incident Response Team have extensive global experience in developing and executing information technology strategies. The Incident Response Team, which includes the Chief Financial Officer (“CFO”), in collaboration with the Audit Committee, monitor the prevention, detection, mitigation and remediation of cybersecurity incidents.

The CFO provides periodic reports to our Audit Committee, as well as other members of our senior management as appropriate. These reports occur at least annually and include updates on the Company’s cyber risks and threats, the status of projects to strengthen our information security systems, assessments of the information security program, and the emerging threat landscape.

Communication with the Board
Stockholders and other parties interested in communicating directly with one or more individual directors or with the non-management directors as a group, may do so by writing to the individual director or group, c/o Perimeter Solutions, Inc., 8000 Maryland Ave. Suite 350, Clayton, Missouri 63105, Attention: Corporate Secretary (offices of Perimeter Solutions, Inc.). The Board has directed our corporate secretary to forward stockholder communications to our Co-Chairmen of the Board and any other director to whom the communications are directed. In order to facilitate an efficient and reliable means for directors to receive all legitimate communications directed to them regarding our governance or operations, our corporate secretary will use his or her discretion to refrain from forwarding sales literature; defamatory material regarding us and/or our directors; incoherent or inflammatory correspondence, particularly when such correspondence is repetitive and was addressed previously in some manner; and other correspondence unrelated to the Board’s corporate governance and oversight responsibilities.

DIRECTOR COMPENSATION
Our non-employee independent director compensation policy provides for the following compensation for our non-employee independent directors:
•Annual Retainer. Each non-employee independent director is paid a cash retainer of $75,000 per year.
•Committee Fees. Each Committee chairperson is paid a cash retainer fee per year, as follows: $15,000 to the chairperson of our Audit Committee, $5,000 to the chairperson of our Compensation Committee and $5,000 to the chairperson of our Nominating and Corporate Governance Committee.
•Annual Equity Award. In 2025, we granted 35,000 stock options to each non-employee independent director covering compensation for one fiscal year, which have the same terms and conditions as those granted to our employees and vest over five years, subject to the achievement of certain performance conditions. The terms and conditions of these options are discussed in greater detail under “Compensation Discussion and Analysis—Equity Compensation.”
•Reimbursements. In addition, all of our directors are entitled to be reimbursed by the Company for reasonable expenses incurred by them in the course of performing their directors’ duties relating to us.
Messrs. Howley, Thorndike, Jr. and Khouri will not receive compensation for their service as directors in light of their affiliation and control over the entity which provides advisory services to the Company in exchange for a fee, as described under “Corporate Governance—Certain Relationships and Related Party Transactions—Founder Advisory Agreement.” In addition, Mr. Khouri, who serves as our Chief Executive Officer, is not entitled to receive compensation for his services as a director.
The table below sets forth the non-employee director compensation for the year ended December 31, 2025.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)(3)	Total ($)
Tracy Britt Cool	75,000	233,450	308,450
Robert S. Henderson	80,000	467,600	547,600
Sean Hennessy	90,000	233,450	323,450
Vivek Raj	75,000	233,450	308,450
Bernt Iversen II	80,000	467,600	547,600
Jorge L. Valladares III	75,000	425,600	500,600
______________
(1)Represents the Hull-White option-pricing model “fair value” on the date the options were granted, computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the fiscal 2025 grants, refer to Notes 2 and 11 to our historical consolidated financial statements for the year ended December 31, 2025 included in our Annual Report on Form 10-K for the year ended December 31, 2025.
(2)Performance-based stock options were granted to Ms. Britt Cool and Messrs. Henderson, Hennessy, Raj, Iversen and Valladares on February 12, 2025. Additionally, Mr. Valladares was granted additional performance-based stock options on April 21, 2025 in connection with his service on the Board during fiscal 2024, and Messrs. Henderson and Iversen were granted additional performance-based stock options on December 23, 2025 in recognition of additional services provided to the Board including in connection with overseeing the Company’s ongoing integration efforts with respect to Medical Manufacturing Technologies, LLC.
(3)The following table sets forth the aggregate number of unexercised stock options to purchase shares of Common Stock outstanding at December 31, 2025 for each of our non-employee directors:

Name	Aggregate Number of Unexercised Stock Options Outstanding at December 31, 2025
Tracy Britt Cool	148,750
Robert S. Henderson	198,750
Sean Hennessy	183,750
Vivek Raj	148,750
Bernt Iversen II	184,167
Jorge L. Valladares III	70,000

EXECUTIVE OFFICERS
Set forth below is certain information relating to our current executive officers as of the date of this Proxy Statement, including their respective titles. Biographical information with respect to Mr. Khouri is set forth above under “PROPOSAL 1—ELECTION OF DIRECTORS.”

Name	Age	Title
Haitham Khouri	45	Chief Executive Officer and Director
Kyle Sable	45	Chief Financial Officer
Noriko Yokozuka	49	General Counsel, Corporate Secretary and Compliance Officer
Jeffrey Emery	51	President of Fire Safety
Grant Bowman	45	President of Specialty Products

Kyle Sable has served as Chief Financial Officer of the Company since November 2023. From May 2022 until November 2023, Mr. Sable served as Vice President, Strategy and Corporate Development for the Company. Prior to joining the Company, Mr. Sable served as a Principal for Banbury Partners from April 2014 until September 2021, an investment fund based in Charlotte, North Carolina. Mr. Sable has more than 20 years of investing and strategy experience in private and public companies across several Tiger Management-heritage investment funds, Bain Capital and Bain & Company. Mr. Sable holds a Bachelor of Business Administration with High Distinction from the University of Michigan and a Master of Business Administration with Distinction from Harvard Business School.
Noriko Yokozuka has served as General Counsel of the Company since the consummation of the Business Combination in November 2021. Ms. Yokozuka joined Perimeter Solutions in March 2018 as General Counsel. Prior to joining Perimeter Solutions, Ms. Yokozuka served as General Counsel for ICL Americas. She previously worked as in-house counsel for a healthcare venture capital firm and family office in New York. Ms. Yokozuka started her legal career with the Investment Management and Corporate groups at Skadden, Arps, Slate, Meagher & Flom. Prior to her legal career, Ms. Yokozuka was an associate at JPMorgan. Ms. Yokozuka received her law degree from the University of Virginia – School of Law and her undergraduate degree from Yale University.
Jeffrey Emery has served as President of Fire Safety of the Company since May 2022. Prior to joining the Company, Mr. Emery served as the Vice President and General Manager of Industrial Automation for the Americas at Norgren. Previously, Mr. Emery spent 10 years with Scott Safety, a global leader in high performance safety equipment for firefighters, military personnel and industrial workers. Following 3M’s acquisition of Scott Safety, Mr. Emery led the global business unit within 3M through a period of significant growth and business integration. Earlier in his career, Mr. Emery held commercial and general management roles within Honeywell’s Aerospace and Specialty Materials Divisions. Mr. Emery earned his BA in Psychology from Augustana (IL) College, and his MBA from University of Illinois, Urbana-Champaign.
Grant Bowman has served as President of Specialty Products of the Company since October 2024. Mr. Bowman joined the Company in January 2024 as Vice President of Strategy and Business Development. Previously, Mr. Bowman served as Managing Partner of Hunter Capital Limited Partnership, an investment advisor to private funds, from April 2018 to December 2023. Mr. Bowman holds his undergraduate degree from the University of Michigan and a Master of Business Administration from Columbia Business School.

COMPENSATION DISCUSSION & ANALYSIS
Introduction
This Compensation Discussion and Analysis section discusses the material components of the Company’s executive compensation program and provides an overview of the compensation policies and practices applicable to our named executive officers (“NEOs”) for 2025. Our NEOs for 2025 were:

•Haitham Khouri – Chief Executive Officer or the “CEO”
•Kyle Sable – Chief Financial Officer or the “CFO”
•Noriko Yokozuka - General Counsel and Chief Administrative Officer or “CAO”

•Jeffrey Emery – President, Fire Safety

•Grant Bowman – President, Specialty Products

•Edward Goldberg – Former Vice Chairman(1)
___________________________________
(1)During 2025, Mr. Goldberg’s role was limited to focusing on advising the Company on strategic matters relating to our Fire Safety business and fostering relationships with key customers, governmental agencies, industry associations and trade groups and other constituencies important to us. Effective as of March 31, 2026, Mr. Goldberg no longer served as our Vice Chairman.

Compensation Philosophy and Objectives
We are committed to providing a fair and market competitive executive compensation program that will attract, retain and reward high-performing employees. Our compensation package is tied to the Company meeting short-term and long-term financial targets and individuals achieving annual performance goals. Below are the objectives of our program:
Focus on Long-Term Performance. We emphasize long-term performance and retention of superior executive talent by limiting short-term cash compensation, such as salary and annual incentive payouts, with a focus on long-term equity awards.
Performance Expectations and Stockholder Alignment. We provide incentives that reward the achievement of performance goals that directly correlate to the enhancement of stockholder value. We establish clear financial goals focused on the overall success of the Company.
Employee Retention. We reinforce our mission to recruit and retain a highly motivated workforce to support the overall growth and performance of the Company.
Overview of 2025 Performance
In evaluating 2025 compensation outcomes, the Committee considered the Company’s financial performance and strategic execution, including the following financial and operational highlights:
•Net sales increased 16% to $652.9 million, as compared to $561.0 million in 2024.
•Fire Safety segment net sales increased 12% to $489.0 million, as compared to $436.3 million in 2024.
•Specialty Products segment net sales increased 31% to $163.9 million, as compared to $124.7 million in 2024.
•Net loss was $206.4 million, as compared to a net loss of $5.9 million in 2024 while Adjusted EBITDA increased 18% to $331.7 million, as compared to $280.3 million in 2024.

•Fire Safety segment Adjusted EBITDA increased 21% to $290.5 million, as compared to $240.1 million in 2024.
•Specialty Products Segment Adjusted EBITDA increased 3% to $41.2 million, as compared to $40.2 million in 2024.
•Achieved annual operating performance per diluted share (“AOP”) of $29.63.
•For more information on AOP and its relationship to our Equity Compensation Program, please see the section entitled “Performance-Based Non-Qualified Stock Option Program” in this Compensation Discussion and Analysis.
•Fire Safety Segment secured a cornerstone five-year US Forest Service contract, culminating a period in which substantially all material retardant contracts were renewed.
•Performance was further driven by new business wins, including rail-applied retardant in Europe, expanded air-based services, and benefits from the global fluorine-free transition.
•Productivity gains from a new retardant manufacturing facility outside Sacramento, enhanced multipurpose A/B foam offerings, and strengthened Canadian operations.
•Specialty Products Segment continued to execute on our M&A strategy that aligned with our operational value drivers.
•Invested $62.0 million to acquire product lines for our IMS business.
•Announced the acquisition of Medical Manufacturing Technologies, LLC (“MMT”), a manufacturer of engineered machinery and proprietary aftermarket components for minimally invasive medical devices. The acquisition was completed in January 2026.
For more information, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and our audited financial statements included therein.
Compensation Governance Practices
Our executive compensation program is based on the following best practices:

What We Do	What We Don’t Do
Equity compensation is based on performance-based options.	Our option program is driven by specific performance criteria. We do not issue time-vested options or any other types of time-vested equity awards.
Regular review of compensation, especially incentive compensation to ensure, continued alignment with our strategy.	We do not provide any post-employment retirement or pension benefits to our executive officers that are not available to our employees generally.
Compensation Committee consisting entirely of independent directors.	We do not provide tax gross-ups for payments or benefits paid in connection with a change in control.
The Compensation Committee directly retains an independent compensation consultant.	We do not permit short sales or hedging of share ownership positions involving derivatives of our Common Stock.
Robust share ownership and share retention guidelines.	We do not permit re-pricing or backdating of equity awards.

Executive Compensation Setting Process
Compensation Committee Review and Discretion
Pursuant to its charter, the Compensation Committee reviews and approves the compensation of the Company’s NEOs in accordance with the Company’s executive compensation philosophy. Our Compensation Committee is comprised entirely of independent directors who are informed by the experience of their members and advised by the Compensation Committee’s independent compensation consultant, other directors, and the CEO with respect to other members of our management team.
In its evaluation of the annual performance of the CEO in light of our goals and objectives, the Compensation Committee considers all relevant factors, including our performance and relative stockholder return, execution on our operational value drivers, the value of similar awards to chief executive officers of comparable companies and the awards given to our CEO in past years. The Compensation Committee also reviews and approves option grants to executive officers and any other participants under our equity-based compensation plan. The Compensation Committee has full power and authority to administer these plans, establish guidelines, interpret plan documents, select participants, approve grants and awards, and exercise such other power and authority as may be permitted or required under such plans.
Role of the Chief Executive Officer
The CEO provides compensation recommendations for the NEOs (other than himself) to the Compensation Committee, which considers these recommendations as part of its evaluation. However, the review, analysis, and final approval of compensation actions are made solely by the Compensation Committee. Recommendations for the annual incentive payments are made based on our financial performance for the relevant year, and the CEO’s personal review of each NEOs performance, job responsibilities, execution against our value drivers and our overall business strategy, as well as our compensation philosophy. At the Compensation Committee’s request, for 2025, Mr. Khouri provided an assessment of each NEO’s job performance against the company value drivers, execution on key business strategies and any performance highlights that provided additional value to the Company.
Role of the Compensation Consultant
During 2025, the Compensation Committee continued to engage F.W. Cook & Co., Inc. (“FW Cook”) to serve as the Company’s compensation consultant and to provide independent advice, research, and analytical services on a variety of subjects, including compensation of executive officers and executive compensation trends. FW Cook evaluated executive compensation policies and guidelines and provided analysis of policies and guidelines compared to best practices in the industry. The Compensation Committee has reviewed the independence of FW Cook in light of SEC rules and NYSE Listing Standards regarding compensation consultants and has concluded that FW Cook’s work for the Compensation Committee during 2025 did not raise any conflict of interest and that FW Cook is independent.
Consideration of the Stockholder Advisory Vote on Executive Compensation
We held an advisory vote on executive compensation in the 2025 fiscal year, which received the support of approximately 87% of our stockholders at our 2025 Annual Meeting of Stockholders, excluding abstentions and broker non-votes. Both our Compensation Committee and our Board periodically reevaluate our executive compensation philosophy and practices in light of our performance, needs and development, and will take into account the outcome of future non-binding advisory votes by our stockholders.

Peer Group and Market Benchmarking
We benchmark NEO compensation levels using a peer group of companies. The peer group identified by FW Cook, our compensation consultant, consisted of 17 publicly traded companies in the industrial and chemical industries:

Arcadium Lithium PLC (ALTM)	Core Molding Technologies, Inc. (CMT)	Flotek Industrials, Inc. (FTK)	MP Materials Corp. (MP)
Aspen Aerogels, Inc. (ASPN)	Ecovyst, Inc. (ECVT)	Hawkins, Inc. (HWKN)	Mueller Water Products, Inc. (MWA)
Balchem Corporation (BCPC)	Enerpac Tool Group Corp. (EPAC)	Ingevity Corporation (NGVT)	Rayonier Advanced Materials Inc. (RYAM)
Compass Minerals International, Inc. (CMP)	Enpro Industries, Inc. (NPO)	Innospec Inc. (IOSP)	Sensient Technologies Corporation (SXT)
Zurn Elkway Water Solutions Corporation (ZWS)
The peer group was selected by evaluating size, analogous industries, annual revenues, statistical reliability, and market capitalization as well as those companies that are perceived competitors for talent. Overall, our cash compensation levels are generally below a competitive range of the market median, and while total direct compensation, including the value of equity, is more competitive to market, it generally falls below a competitive range of the market median for the majority of our NEOs.

Components of the Executive Compensation Program

Component	Fixed or Variable	Component Goal(s)	Key Features and Considerations
Base Salary	Fixed	Employee Retention	•	Salary paid in cash. Stable source of income and standard for executive compensation plans. Provides compensation for day-to-day contributions.

			•	We support equitable pay practices and consider benchmarks based on geography, industry, and other relevant factors.

Annual Cash Incentive Compensation	Variable	Employee Retention	•	Cash incentive earned and awarded annually based on annual Company performance (75%) and individual performance (25%).

		Performance Expectations	•	Quantitative metric based on Adjusted EBITDA targets.

			•	Creates a variable incentive opportunity as a portion of the executive compensation package.

			•	Reinforces and rewards executives for delivering key business goals which are short term in nature.

			•	Pays only when minimum performance criteria are met and pays above market when target performance criteria are exceeded.

			•	Split between quantitative metric and qualitative individual performance assessment to ensure alignment with stockholders while rewarding executive for key individual contributions.

Equity Compensation	Variable	Performance Expectations and Stockholder Alignment	•	Long-term equity-based incentives awarded periodically in the form of performance-based options.

		Focus on Long-Term Performance	•	Create a compensation opportunity aligned with the interests of stockholders.

			•	Provides incentive to achieve sustained performance and growth over a longer term.

			•	Rewards executives for delivering stockholder return.
Base Salaries
Each of our NEOs receives a base salary which has been established by our Compensation Committee, taking into account each individual’s role, responsibilities, skills, and experience. Base salaries for our NEOs are reviewed annually by our Compensation Committee or Board, as applicable, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.
For the year ended December 31, 2025, the annual base salaries for Mr. Khouri, Mr. Sable, Ms. Yokozuka, Mr. Emery, Mr. Bowman and Mr. Goldberg were $675,000, $500,000, $377,000, $377,000, $353,000 and $615,000, respectively. This represents an increase in annual base salary of approximately 10%, 52%, 14%, 10% and 26% for Mr. Khouri, Mr. Sable, Ms. Yokozuka, Mr. Emery and Mr. Bowman, respectively. Mr. Goldberg’s annual base salary remained flat for the year ended December 31, 2025. The Compensation Committee approved an increase in Mr. Sable’s base salary to recognize his strong performance as CFO since assuming the role and to better align his compensation with market and peer data.

Annual Cash Incentive Compensation
Consistent with our pay-for-performance philosophy, and to promote alignment with stockholders’ interests, we expect that each NEO’s compensation will be based, at the discretion of the Compensation Committee, on both Company and individual performance. For 2025, payouts under our annual cash incentive plan were based on the combination of our Adjusted EBITDA performance and each executive’s individual performance.
Target Opportunity. For 2025, all of our NEOs were eligible for an annual cash incentive opportunity calculated as a percent of their base salaries, as outlined below, based on the achievement of performance criteria tied to (i) our annual Adjusted EBITDA performance and (ii) the NEOs individual achievement targets that were tied to Company level financial, operational value driver and business strategies.
Each NEO’s incentive opportunity is driven 75% by Adjusted EBITDA performance of consolidated or platform level performance and 25% by NEOs individual achievement targets. By emphasizing achievement of financial performance and attaching financial targets to consolidated or platform level performance, each NEO’s performance is closely aligned to his or her areas of responsibilities.
Mr. Khouri, Mr. Sable, and Ms. Yokozuka’s Adjusted EBITDA component was tied to the Company’s consolidated Adjusted EBITDA performance. Mr. Emery’s Adjusted EBITDA component was tied to the Adjusted EBITDA performance of the Fire Safety platform, and Mr. Bowman’s Adjusted EBITDA component was tied to the Adjusted EBITDA performance of the Specialty Products platform. Mr. Goldberg’s Adjusted EBITDA component was tied to the Adjusted EBITDA performance of the Americas Retardant business unit, which is within the Fire Safety Platform.

Named Executive Officer	Target Annual Incentive as a Percentage of Salary	Adjusted EBITDA Component	Individual Performance Component
Haitham Khouri	100%	75%	25%
Kyle Sable	50%	75%	25%
Noriko Yokozuka	50%	75%	25%
Jeffrey Emery	50%	75%	25%
Grant Bowman	50%	75%	25%
Edward Goldberg	100%	75%	25%
Adjusted EBITDA Performance
2025 Performance and Payout. For 2025, when considering Adjusted EBITDA targets for the consolidated business or platform, the Compensation Committee considered many factors, including (i) the implementation of our key operational value drivers of (A) profitable new business, (B) productivity, (C) pricing our products to the value they provide, (ii) fluctuations in the severity of the North American fire season, and (iii) any other materially impactful external factors.
The 2025 Adjusted EBITDA goals and corresponding performance levels are noted below (in millions).

	Threshold (50%)	Target (100%)	Maximum (150%)	Fiscal Year 2025 Results
Adjusted EBITDA Consolidated	$119.5	$239.0	$358.5	$331.7
Adjusted EBITDA Fire Safety Platform	$103.9	$207.8	$311.7	$306.4
Adjusted EBITDA Specialty Products Platform	$23.9	$47.7	$71.6	$43.0
For 2025, actual Consolidated Adjusted EBITDA was 139% of the 2025 target for Consolidated Adjusted EBITDA, 147% of the 2025 target for Adjusted EBITDA for the Fire Safety platform and 90% of the 2025 target for Adjusted EBITDA for the Specialty Products platform. The Adjusted EBITDA Fire Safety platform includes certain adjustment factors, including adjustment for costs and expenses allocable to the platform as well as an adjustment factor based on US ex-Alaska acres burned, as published by the National Interagency Fire Center. A portion of the budget for the Adjusted EBITDA Fire Safety platform is adjusted upwards or downwards up to 25% based on the severity of the fire season. Specifically, the Fire Safety platform Adjusted EBITDA budget is revised by a linear adjustment of a portion of the budget downwards to 75% between 3 million and 6 million acres ex-Alaska burned, or upwards to 125% between 7 million and 10 million acres ex-Alaska burned. For 2025, the Adjusted EBITDA budget for the Fire Safety platform was adjusted downward by 17%, based on 4.0 million acres burned ex-Alaska. The Adjusted EBITDA Fire Safety platform is calculated against the budgets of three business units: Fire Safety Americas Suppressants, Fire Safety Americas Retardant and International Fire Safety, and the Adjusted EBITDA Fire Safety platform achievements is the sum of the achievement of all three business units subject to adjustments as described above. The Adjusted EBITDA Specialty Products platform is calculated against the budget of the Specialty Products PDI business unit.
The actual payouts for 2025 as a percentage of target for the Adjusted EBITDA component were as follows:

Named Executive Officer	Payout
Haitham Khouri	139%
Kyle Sable	139%
Noriko Yokozuka	139%
Jeffrey Emery	147%
Grant Bowman	90%
Edward Goldberg	137%
Individual Performance
A portion of each NEO’s annual incentive payment is comprised of such NEO’s individual performance. Such individual performance is based on the NEO’s performance against a set of annual targets that are determined at the beginning of each year. Each NEO’s annual targets are set against each NEO’s contribution to, and execution on, corporate value drivers and our overall business strategy.
The 2025 individual performance opportunity threshold, target and maximum each as a percentage of the Individual Performance component target are 50%, 100% and 200%, respectively. Based on the Compensation Committee’s assessment of each NEO’s individual performance against their respective annual targets, actual payouts as a percentage of target for the Individual Performance component were as follows:

Named Executive Officer	Payout
Haitham Khouri	200%
Kyle Sable	200%
Noriko Yokozuka	100%
Jeffrey Emery	134%
Grant Bowman	100%
Edward Goldberg	100%

Combined Adjusted EBITDA and Individual Performance
The following table shows the 2025 annual cash incentive awards, including the threshold, target and maximum potential payouts under those awards, and the actual payout amount based on the payouts described above for Adjusted EBITDA and individual performance, for each of our named executive officers.

	2025 Annual Cash Incentive Awards
Named Executive Officer	Threshold	Target	Maximum	Payout
Haitham Khouri	$84,375	$675,000	$1,096,875	$1,040,000
Kyle Sable	$31,250	$250,000	$406,250	$385,000
Noriko Yokozuka	$23,563	$188,500	$306,313	$243,000
Jeffrey Emery	$23,563	$188,500	$306,313	$271,000
Grant Bowman	$22,063	$176,500	$286,813	$164,000
Edward Goldberg	$76,875	$615,000	$999,375	$786,668
2025 Equity Compensation
On February 12, 2025, we granted 913,000, 141,000, 99,000, 165,000, 308,000 and 83,000 performance-based nonqualified stock options to Mr. Khouri, Mr. Sable, Ms. Yokozuka, Mr. Emery, Mr. Bowman and Mr. Goldberg, respectively. Each grant is subject to the terms and conditions set forth in the 2021 Equity Plan and a stock option agreement entered into between the Company and the applicable recipient.
For the year ended December 31, 2025, 1,518,309 performance-based options granted to our NEOs vested as the achievement of annual operating performance per diluted share (“AOP”), based on Adjusted EBITDA compounded annual growth rate criteria was partially achieved for 2025. Based on such achievement, the following number of performance-based options vested for Mr. Khouri, Mr. Sable, Ms. Yokozuka, Mr. Emery, Mr. Bowman and Mr. Goldberg, respectively: 588,489, 170,000, 120,000, 200,000, 139,820 and 300,000. For Mr. Goldberg, an additional 900,000 of his options vested based on the performance goals established by the Compensation Committee for performance years 2023 through 2025. For more information regarding the vesting criteria for Mr. Goldberg’s additional options, see the section entitled “Other Performance Vesting Criteria” in this Compensation Discussion and Analysis.
Performance-Based Non-Qualified Stock Option Program
Overview
The equity component of our management’s compensation emphasizes long-term stockholder value creation through performance-based options. This is a substantial, at-risk component of our management’s compensation that is tied to performance. We believe that performance-based non-qualified stock option grants motivate and incentivize management to focus on long-term performance and align the interests of our management with the interests of stockholders by reinforcing the long-term goal of increasing stockholder value and yielding returns comparable to or higher than well-performing private equity funds and promoting the stability and retention of our high-performing executive team over the long-term. Each of our NEOs are recipients of option awards under our stock option program.
We typically grant options that are eligible to vest over a five-year period to employees in connection with new hires, promotions or as otherwise determined by the Compensation Committee (each, a “5-Year Option”). Thereafter, we generally expect plan participants to receive extension awards in connection with assumption of increased responsibilities and execution on the company’s long term business strategy.
In February 2025, the Compensation Committee approved extension awards that are eligible to vest based on performance in the fifth year following the awards (each, an “Annual Extension”). Annual Extensions were granted to certain recipients who previously received 5-Year Options covering prior performance years through 2028. The options covered by these Annual Extensions will be eligible to vest based on performance goals for 2029.

Performance-Based Option Vesting at Specific Targets
Option vesting is subject to specific performance criteria. The 5-Year Options had been eligible to vest over a five-year period in equal annual tranches based on the AOP targets. The AOP targets are based on a minimum and maximum compounded annual growth rate from a baseline AOP. For the initial 5-Year Options granted in connection with our initial public offering in November 2021, we used a baseline AOP of $10 to set the annual AOP targets. For the subsequent 5-Year Options granted to our newly hired or promoted executives in 2022 and 2023, we continued to use the same AOP targets to ensure that the initial short- and long-term performance goals for our executive management team were aligned. The Company intends to use the actual or estimated AOP for a recently completed performance year as the baseline AOP to establish the AOP targets for new grants. This was the approach taken in establishing the future performance goals for any newly granted 5-Year Options and the Annual Extensions granted in February 2025. Resetting the baseline AOP means that the growth targets will appropriately reflect the then-current goals of the Company and ensures that the performance-based options will be more likely to continue to serve as a meaningful incentive to the participants.
The actual AOP achieved for any given year is calculated in accordance with a formula set forth in the award agreements. For each yearly tranche, the 5-Year Options require 10% compounded annual growth for minimum vesting (resulting in 25% of that tranche vesting) and 20% compounded annual growth for maximum vesting (resulting in 100% of that tranche vesting).
For any given performance year, the AOP for such year will be an amount equal to: (1) the difference of (a) the product of (i) Adjusted EBITDA and (ii) a weighted Adjusted EBITDA multiple of future acquisitions as determined by the Compensation Committee, less (b) net debt; divided by (2) the number of fully diluted shares, excluding Common Stock issuable pursuant to the Founder Advisory Agreement (as determined in accordance with GAAP) as of the last day of the applicable fiscal year. The targets and definitions tied to the AOP calculation may be adjusted, in the sole discretion of the Compensation Committee, for, among other things, any acquisition or disposition of any business by the Company or any dividend or other distribution, merger or share repurchase.
AOP takes into consideration:
•growth in Adjusted EBITDA,
•management of capital structure;
•cash generation;
•acquisition performance, including the acquisition price paid; and
•the impact of option dilution on common stock outstanding.
We use AOP as the performance-based metric because it focuses management on the fundamentals of stockholder value creation.
Cumulative Vesting
We view our performance on a long-term basis and set our targets to achieve long-term compound annual and cumulative growth. Our option agreements utilize a cumulative vesting mechanism whereby the unvested portion from each annual tranche is added to the eligible amount of options that may vest based on performance the following year. By allowing the unvested portions to carry forward in this manner, the vesting at the end of each year will be no less than representative of the cumulative AOP performance through such year. This cumulative vesting approach is intended to reward performance over time, while also continuing to provide the employees the opportunity to earn yearly tranches prior to the completion of the full performance period. We believe this will ensure that our employees remain incentivized throughout the full performance period to meet the cumulative performance goals.
In addition, if any options remain unvested at the end of the fifth performance year covered by the option agreement, such unvested options may still vest based on the AOP achieved for the sixth and seventh performance years. The minimum and maximum AOP targets for these final two years will continue to reflect the same 10% and 20% cumulative growth, respectively, compared to the then-prior year. Therefore, if there is a seasonal fluctuation outside the Company’s control in the fifth performance year covered by a 5-Year Option or any Extension, this provides our employees with a meaningful opportunity to still obtain full vesting of their options by meeting the cumulative growth targets in the following two performance years.

Equity Sweep Provision
The option agreements also include an equity sweep provision whereby if the market price of the Company’s Common Stock exceeds an amount equal to (i) two times the exercise price less (b) any dividends per share paid after the applicable grant date, on any 60 trading days within any 12-month period commencing on or after the first day of the third performance year covered by the 5-Year Option and ending on the last day of the fifth performance year covered by the 5-Year Option (the 60th day on which such price threshold is met during such period, the “Trigger Date”), then all options that remain unvested as of the Trigger Date will no longer be subject to the AOP performance-based conditions. If the Trigger Date is prior to the first day of the fifth performance year, then 50% of such unvested options will vest on the last day of the fourth performance year and the remaining 50% will vest on the last day of the fifth performance year. If the Trigger Date is during the fifth performance year, then 100% of the unvested options will vest on the last day of the fifth performance year. In each case, such vesting will remain subject to the participant’s continuous service through the applicable vesting date.
Other Performance Vesting Criteria
In connection with Mr. Goldberg’s appointment as Vice Chairman, we entered into an amendment to Mr. Goldberg’s employment agreement (the “Goldberg Amendment”), pursuant to which Mr. Goldberg’s option agreement was amended to adjust the performance terms and conditions of the outstanding 5-Year Options granted thereunder so that 50% of such outstanding options eligible to vest in each of fiscal years 2023 through 2026 will remain subject to the existing performance terms and conditions, and the remaining 50% of such outstanding options eligible to vest in such fiscal years based on the achievement of certain performance goals to be established annually by the Compensation Committee of the Board related to Mr. Goldberg’s former position and duties as Vice Chairman. See “Employment Agreements—Edward Goldberg” for additional details. In 2025, Mr. Goldberg vested 900,000 options in relation to the performance goals established by the Compensation Committee for performance years 2023 through 2025.
Employee Benefit Plans
Our NEOs are eligible to participate in employee benefit plans, including medical, life and disability benefits on the same basis as other eligible employees. These benefits include:
•health, dental and vision insurance;
•vacation, paid holidays and sick days;
•group term life insurance, voluntary life insurance and supplemental accident and critical illness insurance; and
•short-term and long-term disability insurance.
The employment agreements and related severance payments available to our NEOs are described in more detail under the Sections entitled “Employment Agreements” and “Potential Payments Upon Termination or Change in Control” below.
401(k) Plan
Our NEOs are eligible to participate in an employee 401(k) plan, which consists of a match and an employer discretionary contribution. The plan allows both pre-tax and ROTH contribution options.
•In 2025, the company match formula under the 401(k) safe harbor plan was 100% of the first 3% and 50% of the next 2%, which vested upon contribution. The employer discretionary amount for non-safe harbor employer contribution was 3% of eligible compensation, which had an initial 3-year cliff vesting schedule.
•Starting in 2026, the company match formula under the 401(k) safe harbor plan is 100% up to 6% of eligible pay, which is vested when contributed. The employer discretionary amount for non-safe harbor employer contribution is 1% of eligible compensation, which is vested when contributed.

Other Compensation-Related Practices and Policies
Prohibition on Hedging, Pledging and Short Sales. No director, officer or employee is permitted to pledge our shares or engage in short sales or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our shares. We allow for certain portfolio diversification transactions, such as investments in exchange funds. All of the directors and executive officers are in compliance with this policy.
Share Retention Guidelines. The majority of our executive officers, including our Chief Executive Officer and other NEOs are required to hold a minimum level of personal investment of $2.2 million (for Chief Executive Officer), $600,000 (Chief Financial Officer), $450,000 (General Counsel and Chief Administrative Officer), $1.2 million (for President of Fire Safety) and $400,000 (President of Specialty Products), respectively, in our shares pursuant to share retention guidelines attached to their respective award agreement. The aggregate value may include the fair market value of shares associated with underlying options over the exercise price, but half of the value must be attributable to our shares held by each officer.
Equity Grant Practices. We grant most equity-based awards, including stock options, on a predetermined schedule aligned with the annual executive compensation review cycle, whereby the Compensation Committee approves grants to executive officers and other employees typically at least one week prior to the Board’s Q4 meeting, typically held in February of each year. For 2025, equity grants were generally approved approximately one week prior to our release of earnings for the prior year. The Compensation Committee does not take into account material non-public information when determining the timing and terms of equity-based awards, and the Company does not time the disclosure of material non-public information for the purpose of affecting the value of executive compensation.
Clawback Policy. In 2023, the Board of Directors adopted a clawback policy for the Company’s executive officers (the “Executive Officer Clawback Policy”) that authorized the Company to recover incentive-based compensation previously paid to its Section 16 officers and any other senior executives as determined by the Compensation Committee. The policy provides that, in the event of an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Board or, if so designated by the Board, the Compensation Committee of the Board, is authorized to take action to recoup all or part of any incentive-based compensation received by a Section 16 officer of the Company. For purposes of this policy, incentive-based compensation means any compensation that is granted, earned or vested wholly or in part upon the attainment of a Financial Reporting Measure, which may include stock price, total stockholder return (and any measures that are derived wholly or in part from stock price or total stockholder return, and AOP criteria.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” (“CD&A”) with management and, based on such review and discussions, it has recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement.
THE COMPENSATION COMMITTEE
Bernt Iversen II, Chair
Vivek Raj
Sean Hennessy
Robert S. Henderson

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table summarizes the compensation awarded to, earned by or paid to our NEOs for the years ended December 31, 2025, 2024 and 2023.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)(3)	Total ($)
Haitham Khouri(4) Chief Executive Officer	2025	675,000	6,267,300	1,040,000	55,450	8,037,750
	2024	615,000	2,580,000	862,071	46,956	4,104,027
	2023	524,992	8,440,000	411,342	45,907	9,422,241
Kyle Sable(5) Chief Financial Officer	2025	500,000	1,001,100	385,000	57,786	1,943,886
	2024	330,000	2,298,000	231,287	50,998	2,910,285
	2023	286,163	203,000	106,026	49,902	645,091
Noriko Yokozuka General Counsel & Chief Administrative Officer	2025	377,000	702,900	243,000	22,785	1,345,685
	2024	331,208	700,800	180,077	21,782	1,233,867
	2023	320,008	—	94,853	22,178	437,039
Jeffrey Emery President, Fire Safety	2025	377,000	1,171,500	271,000	59,697	1,879,197
	2024	341,542	1,168,000	228,000	50,998	1,788,540
	2023	329,992	—	151,940	45,123	527,055
Grant Bowman(6) President, Specialty Products	2025	353,000	2,090,050	164,000	45,880	2,652,930
	2024	280,000	1,400,000	145,221	44,740	1,869,961
Edward Goldberg(7) Former Vice Chairman	2025	615,000	589,300	786,668	59,358	2,050,326
	2024	615,000	350,400	855,868	50,998	1,872,266
	2023	614,349	—	429,135	49,948	1,093,432
_________________
(1)Represents the fair value of the stock option awards calculated using the Black-Scholes option-pricing model or Hull-White model, as applicable, on the date such option awards were granted. For a discussion of the valuation assumptions used in calculating the amounts for 2025, refer to Notes 2 and 11 to our historical consolidated financial statements for the year ended December 31, 2025 included in our Annual Report on Form 10-K for the year ended December 31, 2025.
(2)Represents the annual cash incentives earned by each of our Named Executive Officers pursuant to their respective employment agreements based on the achievement of the applicable performance conditions. See “Compensation Discussion and Analysis” and the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below for additional information.
(3)The following table shows the components of “All Other Compensation” earned in 2025 by the NEOs:

Name	401(k) Match ($)	Health, Life & Disability Insurance Benefits ($)	Group Term Life Insurance Benefits ($)	Total ($)
Haitham Khouri	28,689	24,805	1,956	55,450
Kyle Sable	29,115	26,715	1,956	57,786
Noriko Yokozuka	19,742	1,263	1,780	22,785
Jeffrey Emery	32,040	26,167	1,490	59,697
Grant Bowman	17,579	26,736	1,565	45,880
Edward Goldberg	30,687	26,715	1,956	59,358

(4)Mr. Khouri was named CEO effective March 8, 2023.
(5)Mr. Sable was promoted to CFO on November 16, 2023. Prior to November 16, 2023, Mr. Sable was Vice President, Strategy and Corporate Development. Compensation includes amounts paid to Mr. Sable prior to being named CFO.

(6)Mr. Bowman was promoted to President, Specialty Products on October 31, 2024. Prior to October 31 2024, Mr. Bowman was Vice President, Strategy and Business Development. Compensation includes amounts paid to Mr. Bowman prior to being named President, Specialty Products.
(7)Mr. Goldberg was named Vice Chairman effective March 8, 2023. Prior to March 8, 2023, Mr. Goldberg was CEO of the Company. Compensation in 2023 includes amounts paid to Mr. Goldberg prior to being named Vice Chairman.

Grants of Plan-Based Awards
The following table provides information about cash (non-equity) and equity incentive compensation awarded to our NEOs in 2025 including: (1) the range of possible cash payouts under our annual incentive compensation program; (2) the date the equity awards were granted; (3) the number of performance-based option awards granted; and (4) the fair value of the performance-based option awards on the date such options were granted. The performance-based stock option awards were granted under our 2021 Equity Plan, which is discussed in greater detail in this Proxy Statement under the caption “Compensation Discussion and Analysis.”

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Fair Value of Option Awards on the Date Granted ($)
Name	Grant Date	Threshold ($)	Target ($)(2)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Haitham Khouri	2/18/2025	84,375	675,000	1,096,875
	2/12/2025							500,000	11.80	3,335,000
	2/12/2025							413,000	11.80	2,932,300
Kyle Sable	2/18/2025	31,250	250,000	406,250
	2/12/2025							141,000	11.80	1,001,100
Noriko Yokozuka	2/18/2025	23,563	188,500	306,313
	2/12/2025							99,000	11.80	702,900
Jeffrey Emery	2/18/2025	23,563	188,500	306,313
	2/12/2025							165,000	11.80	1,171,500
Grant Bowman	2/18/2025	22,063	176,500	286,813
	2/12/2025							225,000	11.80	1,500,750
	2/12/2025							83,000	11.80	589,300
Edward Goldberg	2/18/2025	76,875	615,000	999,375
	2/12/2025							83,000	11.80	589,300
_______________
(1)The amounts in these columns reflect potential payments of annual cash incentive compensation based on 2025 performance. The actual amounts paid under our annual cash incentive compensation program are the amounts reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2)As described in the Compensation Discussion and Analysis section on pages 19 to 29, each performance metric in the annual incentive compensation program has a threshold, target and maximum level, entitling the officer to between 0% and 200% of the amount of annual incentive compensation allocated to such metric. An executive would be entitled to receive 150% and 200%, respectively, of his or her annual cash incentive bonus target if Perimeter and the individual met each of the performance metrics at the maximum level.

Outstanding Equity Awards at 2025 Fiscal Year End
The following tables provide information concerning unexercised options for each named executive officer outstanding as of the end of the fiscal year ended December 31, 2025.

Name		Option Awards
		Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Haitham Khouri	(1)	2/12/2025	—	—	413,000	$11.80	2/12/2035
	(2)	2/12/2025	88,489	—	411,511	$11.80	2/12/2035
	(1)	2/14/2024	—	—	400,000	$5.23	2/14/2034
	(2)	2/14/2024	200,000	—	300,000	$5.23	2/14/2034
	(2)	3/8/2023	1,200,000	—	800,000	$8.26	3/8/2033
Kyle Sable	(1)	2/12/2025	—	—	141,000	$11.80	2/12/2025
	(2)	9/27/2024	100,000	—	150,000	$13.24	9/27/2034
	(1)	2/14/2024	—	—	20,000	$5.23	2/14/2034
	(3)	2/14/2024	—	—	200,000	$5.23	2/14/2034
	(2)	11/16/2023	20,000	—	40,000	$3.89	11/16/2033
	(2)	5/6/2022	300,000	—	100,000	$8.36	5/6/2032
Noriko Yokozuka	(1)	2/12/2025	—	—	99,000	$11.80	2/12/2035
	(3)	2/14/2024	—	—	240,000	$5.23	2/14/2034
	(2)	11/8/2021	360,000	—	120,000	$10.00	11/8/2031
Jeffrey Emery	(1)	2/12/2025	—	—	165,000	$11.80	2/12/2035
	(3)	2/14/2024	—	—	400,000	$5.23	2/14/2034
	(2)	5/6/2022	500,000	—	200,000	$8.36	5/6/2032
Grant Bowman	(1)	2/12/2025	—	—	83,000	$11.80	2/12/2035
	(2)	2/12/2025	39,820	—	185,180	$11.80	2/12/2035
	(2)	2/14/2024	200,000	—	300,000	$5.23	2/14/2034
Edward Goldberg	(1)	2/12/2025	—	—	83,000	$11.80	2/12/2035
	(3)	2/14/2024	—	—	240,000	$5.23	2/14/2034
	(2)	11/8/2021	300,000	—	600,000	$10.00	11/8/2031
________________
(1)Such Annual Extension options vest and become exercisable on the fifth fiscal year following the grant date upon achieving certain performance criteria for the applicable fiscal year ended and remaining in continuous service through such fiscal years.
(2)Such 5-Year Options vest and become exercisable in five equal annual installments upon achieving certain performance criteria for the applicable fiscal year ended and remaining in continuous service through such fiscal years.
(3)Such Biennial Extension options vest and become exercisable in two equal annual installments on the fourth and fifth fiscal year following the grant date upon achieving certain performance criteria for the applicable fiscal year ended and remaining in continuous service through such fiscal years.

Employment Agreements
We have entered into employment agreements with each of our NEOs summarized below.
Haitham Khouri
On March 8, 2023, we entered into an employment agreement with Haitham Khouri. Pursuant to his employment agreement, Mr. Khouri will serve as Chief Executive Officer for an indefinite term of employment that continues until terminated. Under his employment agreement, Mr. Khouri was initially entitled to receive an initial base salary of $525,000 per year and a target annual bonus opportunity equal to 100% of his annual base salary, each subject to annual reviews and potential increases in the discretion of the Compensation Committee. Mr. Khouri is also entitled to: reimbursement of business expenses, participate in the 2021 Equity Plan, and any other employee benefit plans that are generally available to other senior officers.
Under his employment agreement, Mr. Khouri is entitled to severance payments upon a termination without “Cause”, resignation for “Good Reason”, or termination due to “Disability” (as such terms are defined in his employment agreement). In each case, Mr. Khouri will be entitled to a severance amount equal to: (i) 1.25 times his annual base salary; (ii) 1.0 times his target bonus for the fiscal year in which the termination occurs; and (iii) 15.0 times the difference of: (a) the Monthly COBRA Continuation Coverage Rate (as defined in his employment agreement) as of the date of termination; less (b) the monthly cost that is being charged to Mr. Khouri for such coverage as of the date of termination. The severance amount will be payable in substantially equal installments over the 15-month period following the date of termination, subject to Mr. Khouri executing a release of claims.
Mr. Khouri is subject to a customary confidentiality covenant which applies during and after the term of his employment. Mr. Khouri is also subject to non-competition and non-solicitation covenants which apply during his employment and for at least 15 months thereafter.
Kyle Sable
Mr. Sable was promoted to Chief Financial Officer of the Company on November 16, 2023. In connection with his appointment to Chief Financial Officer, Mr. Sable and the Company entered into an Employment Agreement, pursuant to which Mr. Sable will serve as Chief Financial Officer for an indefinite term of employment that continues until terminated. Under his employment agreement, Mr. Sable was initially entitled to receive an initial base salary of $330,000 per year and a target annual bonus opportunity equal to 50% of his annual base salary, each subject to annual reviews and potential increases in the discretion of the Compensation Committee. Mr. Sable is also entitled to: reimbursement of business expenses, participate in 2021 Equity Plan, any other employee benefit plans that are generally available to other senior officers and reasonable reimbursement associated with Mr. Sable commuting to the St. Louis metro area.
Under his employment agreement, Mr. Sable is entitled to severance payment upon a termination without “Cause” and resignation for “Good Reason”, or termination due to death or “Disability” (as such terms are defined in his employment agreement). In each case, Mr. Sable will be entitled to a severance amount equal to: (i) 1.25 times his annual base salary; (ii) 1.0 times his target bonus for the fiscal year in which the termination occurs; and (iii) 15.0 times the difference of: (a) the Monthly COBRA Continuation Coverage Rate (as defined in his employment agreement) as of the date of termination; less (b) the monthly cost that is being charged to Mr. Sable for such coverage as of the date of termination. The severance amount will be payable in substantially equal installments over the 18-month period following the date of termination, subject to Mr. Sable executing a release of claims.
Mr. Sable is subject to a customary confidentiality covenant which applies during and after the term of his employment. Mr. Sable is also subject to non-competition and non-solicitation covenants which apply during his employment and for at least 18 months thereafter.
In connection with his promotion, Mr. Sable received an additional grant of 100,000 performance-based options under the 2021 Equity Plan, which shall be eligible to vest based on the same performance goals for fiscal years 2023 through 2027 as those set forth in the option agreements of the other executive officers covering the same performance period.
Noriko Yokozuka
On October 1, 2021, we entered into an employment agreement with Noriko Yokozuka. Pursuant to her employment agreement, Ms. Yokozuka will serve as General Counsel and Chief Administrative Officer for an indefinite term of employment that continues until terminated. Under her employement agreement, Ms. Yokozuka was initially entitled to receive an initial base salary of $300,000 per year and a target annual bonus opportunity equal to 40% of her annual base salary, each subject to annual reviews and potential increases in the discretion of the Compensation Committee. Ms. Yokozuka is also entitled to: the reimbursement of business expenses, participate in the 2021 Equity Plan, and any other employee benefit plans that are generally available to other senior officers.
Under her employment agreement, Ms. Yokozuka is entitled to severance payment upon a termination without “Cause” and resignation for “Good Reason”, or termination due to death or “Disability” (as such terms are defined in her employment agreement). In each case, Ms. Yokozuka will be entitled to a severance amount equal to: (i) 1.25 times her annual base salary; (ii) 1.0 times her target bonus for the fiscal year in which the termination occurs; and (iii) 15.0 times the difference of: (a) the Monthly COBRA Continuation Coverage Rate (as defined in her employment agreement) as of the date of termination; less (b) the monthly cost that is being charged to Ms. Yokozuka for such coverage as of the date of termination. The severance amount will be payable in substantially equal installments over the 15-month period following the date of termination, subject to Ms. Yokozuka executing a release of claims.
Ms. Yokozuka is subject to a customary confidentiality covenant which applies during and after the term of her employment. Ms. Yokozuka is also subject to non-competition and non-solicitation covenants which apply during her employment and for at least 15 months thereafter.
Jeffrey Emery
On April 29, 2022, we entered into an employment agreement with Jeffrey Emery. Pursuant to his employment agreement, Mr. Emery will serve as President of Fire Safety for an indefinite term of employment that continues until terminated. Under his employment agreement, Mr. Emery was initially entitled to receive an initial base salary of $315,000 per year and a target annual bonus opportunity equal to 50% of his annual base salary, each subject to annual reviews and potential increases in the discretion of the Compensation Committee. Mr. Emery is also entitled to: the reimbursement of business expenses, participate in the 2021 Equity Plan, and any other employee benefit plans that are generally available to other senior officers.
Under his employment agreement, Mr. Emery is entitled to severance payment upon a termination without “Cause” and resignation for “Good Reason”, or termination due to death or “Disability” (as such terms are defined in his employment agreement). In each case, Mr. Emery will be entitled to a severance amount equal to: (i) 1.25 times his annual base salary; (ii) 1.0 times his target bonus for the fiscal year in which the termination occurs; and (iii) 15.0 times the difference of: (a) the Monthly COBRA Continuation Coverage Rate (as defined in his employment agreement) as of the date of termination; less (b) the monthly cost that is being charged to Mr. Emery for such coverage as of the date of termination. The severance amount will be payable in substantially equal installments over the 18-month period following the date of termination, subject to Mr. Emery executing a release of claims.
Mr. Emery is subject to a customary confidentiality covenant which applies during and after the term of his employment. Mr. Emery is also subject to non-competition and non-solicitation covenants which apply during his employment and for at least 18 months thereafter.
Grant Bowman
On September 30, 2024, we entered into an employment agreement with Grant Bowman. Pursuant to his employment agreement, Mr. Bowman will serve as President of Specialty Products for an indefinite term of employment that continues until terminated. Under his employment agreement, Mr. Bowman was initially entitled to receive an initial base salary of $280,000 per year and a target annual bonus opportunity equal to 40% of his annual base salary, each subject to annual reviews and potential increases in the discretion of the Compensation Committee. Mr. Bowman is also entitled to the reimbursement of business expenses, participate in the 2021 Equity Plan, and any other employee benefit plans that are generally available to other senior officers.
Under his employment agreement, Mr. Bowman is entitled to severance payment upon a termination without “Cause” and resignation for “Good Reason”, or termination due to death or “Disability” (as such terms are defined in his employment agreement). In each case, Mr. Bowman will be entitled to a severance amount equal to: (i) 1.25 times his annual base salary; (ii) 1.0 times his target bonus for the fiscal year in which the termination occurs; and (iii) 15.0 times the difference of: (a) the Monthly COBRA Continuation Coverage Rate (as defined in his employment agreement) as of the date of termination; less (b) the monthly cost that is being charged to Mr. Bowman for such coverage as of the date of termination. The severance amount will be payable in substantially equal installments over the 18-month period following the date of termination, subject to Mr. Bowman executing a release of claims.

Pursuant to his employment agreement, Mr. Bowman is subject to a customary confidentiality covenant which applies during and after the term of his employment. Mr. Bowman is also subject to non-competition and non-solicitation covenants which apply during his employment and for at least 24 months thereafter.
Edward Goldberg
On October 1, 2021, we entered into an employment agreement with Edward Goldberg (the “Goldberg Employment Agreement”). Pursuant to the Goldberg Employment Agreement, Mr. Goldberg served as Chief Executive Officer for an indefinite term that continues until terminated. Under the Goldberg Employment Agreement, Mr. Goldberg was initially entitled to receive an initial base salary of $575,000 per year and a target annual bonus opportunity equal to 100% of his annual base salary, each subject to annual reviews and potential increases in the discretion of the Compensation Committee. Mr. Goldberg was also entitled to: reimbursement of business expenses, participate in the 2021 Equity Plan, and any other employee benefit plans generally available to other senior officers. Mr. Goldberg is subject to customary confidentiality, non-competition and non solicitation covenants that apply with the non-competition and non-solicitation covenants applying for at least 15 months following termination.
On March 8, 2023, we entered into the Goldberg Amendment, which amended the Goldberg Employment Agreement to reflect Mr. Goldberg’s updated title and responsibilities as Vice Chairman. In this role, Mr. Goldberg’s responsibilities included advising the Company on strategic matters relating to the Fire Safety business, and fostering relationships with key customers, governmental agencies, industry associations and trade groups and other constituencies important to the Company. Mr. Goldberg’s compensation did not change except with respect to his options. In connection with the Goldberg Amendment, we also entered into an amendment to Mr. Goldberg’s option agreement with respect to the options granted to Mr. Goldberg effective November 8, 2021 to amend the performance terms and conditions of the outstanding 5-Year Options granted thereunder so that 50% of such outstanding options eligible to vest in each of fiscal years 2023 through 2026 would remain subject to the existing performance terms and conditions, and the remaining 50% of such outstanding options would remain eligible to vest in such fiscal years based on the achievement of certain performance goals to be established annually by the Compensation Committee related to Mr. Goldberg’s position and duties as Vice Chairman.
On March 31, 2026, we entered into a Separation and Release Agreement and a related Consulting Agreement with Mr. Goldberg in connection with Mr. Goldberg’s departure from his Vice Chairman role and his transition to a consulting role, in each case effective as of March 31, 2026 (the “Separation Date”). The Separation and Release Agreement supersedes the severance provisions set forth in the Goldberg Employment Agreement and the Goldberg Amendment. Pursuant to the Separation and Release Agreement, Mr. Goldberg is entitled to receive, among other things, a severance amount equal to the sum of: (a) $768,750, representing 1.25 times Mr. Goldberg’s annual base salary; (b) $307,500, representing one-half of Mr. Goldberg’s target bonus for fiscal year 2026; and (c) approximately $41,322, representing 19 months of COBRA continuation coverage. The severance amount is payable in substantially equal installments over the 15-month period following the Separation Date.
The Separation and Release Agreement includes a general release of claims by Mr. Goldberg. Mr. Goldberg’s existing non-competition, non-solicitation, confidentiality, and non-disparagement obligations remain in full force and effect.
With respect to Mr. Goldberg’s outstanding stock options, the Separation and Release Agreement provides that (i) 2,487,500 previously vested options remain vested; and (ii) 150,000 unvested performance-based options are retained and eligible to vest on December 31, 2026, subject to Mr. Goldberg’s continued service under his Consulting Agreement through that date. All of Mr. Goldberg’s other unvested options were forfeited as of the Separation Date.
Effective as of April 1, 2026, Mr. Goldberg transitioned to an independent contractor role pursuant to the Consulting Agreement, under which he provides advisory and other services to the Company.

Option Exercises and Stock Vested During 2025
The following table sets forth information with respect to the number of shares acquired by our NEOs upon exercise of options and the value realized through such exercise during the fiscal year ended December 31, 2025.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Haitham Khouri	—	—
Kyle Sable	140,000	2,737,866
Noriko Yokozuka	137,500	2,535,431
Jeffrey Emery	300,000	4,176,540
Grant Bowman	—	—
Edward Goldberg	2,187,500	28,627,759
Potential Payments Upon Termination or Change in Control
The following table shows the estimated benefits payable to each NEO in the event of termination of employment and/or change in control of the Company. The amounts shown assume that a termination of employment or a change in control occurred on December 31, 2025. The amounts do not include payments or benefits provided under insurance or other plans that are generally available to all full-time employees.

Name	Termination without Cause or for Good Reason not in connection with a Change in Control ($)	Death or Disability ($)	Termination without Cause or for Good Reason in connection with a Change in Control ($)	Change in Control ($)
Haitham Khouri
Cash Severance(1)	1,518,750	1,518,750	1,518,750	1,518,750
Insurance Benefits(2)	37,853	37,853	37,853	37,853
Accelerated Vesting of Equity(3)	—	—	48,836,647	48,836,647
Total	1,556,603	1,556,603	50,393,250	50,393,250
Kyle Sable
Cash Severance(1)	875,000	875,000	875,000	875,000
Insurance Benefits(2)	37,853	37,853	37,853	37,853
Accelerated Vesting of Equity(3)	—	—	13,692,400	13,692,400
Total	912,853	912,853	14,605,253	14,605,253
Noriko Yokozuka
Cash Severance(1)	659,750	659,750	659,750	659,750
Insurance Benefits(2)	—	—	—	—
Accelerated Vesting of Equity(3)	—	—	9,809,400	9,809,400
Total	659,750	659,750	10,469,150	10,469,150
Jeffrey Emery
Cash Severance(1)	659,750	659,750	659,750	659,750
Insurance Benefits(2)	25,947	25,947	25,947	25,947
Accelerated Vesting of Equity(3)	—	—	16,569,000	16,569,000
Total	685,697	685,697	17,254,697	17,254,697
Grant Bowman
Cash Severance(1)	617,750	617,750	617,750	617,750
Insurance Benefits(2)	37,853	37,853	37,853	37,853
Accelerated Vesting of Equity(3)	—	—	12,124,722	12,124,722
Total	655,603	655,603	12,780,325	12,780,325
Edward Goldberg(4)
Cash Severance(1)	1,383,750	1,383,750	1,383,750	1,383,750
Insurance Benefits(2)	25,824	25,824	25,824	25,824
Accelerated Vesting of Equity(3)	—	—	10,119,800	10,119,800
Total	1,409,574	1,409,574	11,529,374	11,529,374

________________
(1)Each of our NEOs is entitled to a cash severance amount equal to: (i) 1.25 times his or her annual salary and (ii) 1.0 times his or her target bonus for the fiscal year in which the termination occurs.
(2)Insurance benefits are calculated by multiplying by 15.0 the difference of: (a) the Monthly COBRA Continuation Coverage Rate (as defined in the applicable employment agreement) as of the date of termination; less (b) the monthly cost that is being charged to the NEO for such coverage as of the date of termination.
(3)Represents the Hull-White option-pricing model “fair value” as of December 31, 2025.
(4)For Mr. Goldberg, the estimated payments on termination, death or disability and on termination following a change-in-control reflect the amounts that would have become payable to Mr. Goldberg if he remained as Vice Chairman as of December 31, 2025. However, pursuant to the Goldberg Separation and Release Agreement, Mr. Goldberg became eligible for the cash severance and benefits continuation amounts set forth on page 35 of this Proxy Statement in connection with his March 31, 2026 agreement.
Possible Acceleration of Vesting Upon a Change of Control
In the event of a change of control, a percentage of the unvested options that remain eligible for vesting with respect to the then-current performance year and each remaining performance year will vest in an amount equal to the greater of (i) the average vesting percentage of the prior two performance years and (ii) the amount that would have vested for each applicable remaining year if such determination had been based on the price per share paid at the closing of such change of control transaction instead of AOP.
Treatment of Options Upon Termination
Option agreements for certain officers, including all of the NEOs, provide that upon any termination of employment for any reason other than death or disability, no portion of the options that remain unvested at the time of such termination may thereafter become vested, unless otherwise determined by the Compensation Committee.
If the officer’s employment terminates by reason of death or disability, then a portion of the then-remaining options may continue to vest following such termination. The applicable portion that will remain eligible to vest is based on a percentage that is tied to the fiscal year in which the termination occurs, with the possible percentage increasing by 20% increments for each such fiscal year (beginning in the year the option is granted). The applicable percentage of the then-remaining options permitted to vest will then be spread ratably over the remaining vesting schedule and will remain subject to the performance-based vesting conditions set forth in the award agreement.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of our CEO, Haitham Khouri.
As of December 31, 2025, our employee population consisted of approximately 371 individuals working at Perimeter and its subsidiaries, of which approximately 261 are located in the United States and approximately 110 are located outside the United States.
There were no changes in our employee compensation arrangements in 2025 that we believe would result in a significant change in our pay ratio disclosure. Therefore, we have based our pay ratio calculation for 2025 using compensation for the same median employee identified for 2024, which median employee was identified under the process described in our 2024 pay ratio calculation set forth in our 2025 proxy statement. Under this calculation, the median employee’s annual total compensation was $70,720.
Utilizing the same executive compensation rules, and calculating the compensation provided to our CEO during 2025, the total compensation of our CEO was $8,037,750. The resulting ratio of the annual total compensation of our CEO under this calculation to the annual total compensation of the median employee was 114 to 1. This ratio represents a reasonable estimate calculated in a manner consistent with SEC rules based on the methodology described above. Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, to apply certain exclusions and to make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported.

Pay Versus Performance
We are providing the following information about the relationship between executive compensation actually paid (“CAP”) and certain financial performance of the Company as required by SEC rules. Please see “Compensation Discussion and Analysis” for discussion of our compensation philosophy and how the Compensation Committee structures our compensation program to motivate and reward the achievement of performance-based financial and other goals that align with our operational and strategic objectives. The SEC-defined CAP data set forth in the table below does not reflect amounts actually realized by our NEOs, and the Compensation Committee has not used or considered CAP previously in establishing the NEO compensation program. A significant portion of the CAP amounts shown relate to changes in values of unvested awards over the course of the reporting year. The fair value as of December 31, 2025 for the equity awards adjustment shown below was calculated using the Hull-White model as this model considers the future movement in the price of Common Stock and option holders’ behavior with respect to option exercises. The Hull-White model requires us to make assumptions and judgments about the variables used in the calculation, including the sub-optimal exercise factor, drift rate, the blended volatility based on the Company’s trading history of its Common Stock, risk-free interest rate, and expected dividends. These unvested awards remain subject to significant risk from forfeiture conditions and possible future declines in value based on changes in the price of our Common Stock. The ultimate values actually realized by our NEOs from unvested equity awards, if any, will not be determined until the awards fully vest.

Year	Summary compensation table total for Current PEO ($)(1)	Compensation actually paid to Current PEO ($)(2)	Summary compensation table total for Former PEO ($)(1)	Compensation actually paid to Former PEO ($)(2)	Average summary compensation table total for non-PEO NEOs ($)(3)	Average compensation actually paid to non-PEO NEOs ($)(4)	Value of initial fixed $100 investment based on:		Net (loss) income ($ millions)(7)	Company selected measure Adjusted EBITDA ($ millions)(8)
							TSR ($)(5)	Line of Business Index ($)(6)
2025	8,037,750	47,911,574	N/A	N/A	1,974,405	15,045,819	229.42	126.74	(206.4)	331.7
2024	4,104,027	21,856,327	N/A	N/A	2,110,263	9,321,753	106.50	110.66	(5.9)	280.3
2023	9,422,241	4,722,241	1,093,432	(5,729,362)	511,969	(111,428)	38.33	109.55	67.5	96.8
2022	N/A	N/A	1,796,098	(7,811,044)	1,410,613	(4,958,666)	76.17	91.30	91.8	125.4
2021	N/A	N/A	19,707,358	22,167,685	7,728,776	8,195,588	115.75	97.22	(661.5)	141.4

(1)The Current PEO and the Former PEO in the table represent Haitham Khouri and Edward Goldberg, respectively. The dollar amounts reported are the amounts of total compensation reported for Mr. Khouri and Mr. Goldberg for each corresponding year in the “Total” column of the Summary Compensation Table (“SCT”). Refer to “Executive Compensation — Summary Compensation Table.”
(2)The dollar amounts reported represent the amount of CAP to Mr. Khouri and Mr. Goldberg, as applicable, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Khouri and Mr. Goldberg during the applicable year. The adjustments below were made to the total compensation for Mr. Khouri and Mr. Goldberg, as applicable, for each year to determine the CAP for such year in accordance with the requirements of Item 402(v) of Regulation S-K. No amounts were reported in the “Change in Pension and Nonqualified Deferred Compensation” column of the Summary Compensation Table for any applicable year, so no defined benefit and actuarial pension plan adjustments were made for any applicable year.

Year	Summary compensation table total for PEO ($)	Less	Reported Value of Equity Awards ($)(a)	Plus	Equity Awards Adjustment ($)(b)	Equals	CAP for PEO ($)
2025 (Current PEO)	8,037,750	-	6,267,300	+	46,141,124	=	47,911,574
2024 (Current PEO)	4,104,027	-	2,580,000	+	20,332,300	=	21,856,327
2023 (Current PEO)	9,422,241	-	8,440,000	+	3,740,000	=	4,722,241
2023 (Former PEO)	1,093,432	-	—	+	(6,822,794)	=	(5,729,362)
2022 (Former PEO)	1,796,098	-	—	+	(9,607,142)	=	(7,811,044)
2021 (Former PEO)	19,707,358	-	18,990,125	+	21,450,452	=	22,167,685

(a)The dollar amounts reported represent the grant date fair value of equity awards as reported in the “Option Awards” column of the SCT in each applicable year.
(b)The equity award adjustments were calculated in accordance with Item 402(v) of Regulation S-K and include: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; and (iii) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior year) in fair value. No dividends or other earnings were paid on awards in any applicable year. The amounts deducted or added in calculating the equity award adjustments for Mr. Khouri and Mr. Goldberg, respectively, are as follows:

Year	Year End Fair Value of Equity Awards Granted in the Year and Outstanding and Unvested at Year End ($)	Year End Fair Value of Equity Awards Granted in the Year that Vested in the Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Change in Fair Value as of the Vesting date of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Total Equity Award Adjustments ($)
2025 (Current PEO)	16,280,647	1,908,177	20,429,000	7,523,300	—	46,141,124
2024 (Current PEO)	7,164,000	1,017,900	6,516,000	5,634,400	—	20,332,300
2023 (Current PEO)	3,740,000	—	—	—	—	3,740,000
2023 (Former PEO)	—	—	(6,822,794)	—	—	(6,822,794)
2022 (Former PEO)	—	—	(9,368,938)	(238,204)	—	(9,607,142)
2021 (Former PEO)	21,450,452	—	—	—	—	21,450,452

(3)The dollar amounts reported represent the average of the amounts reported for the Company’s NEOs as a group (excluding Mr. Goldberg or Mr. Khouri, as applicable) in the “Total” column of the SCT in each applicable year. The names of each of the NEOs (excluding Mr. Goldberg and Mr. Khouri, as applicable) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2025, Kyle Sable, Jeffrey Emery, Grant Bowman, Noriko Yokozuka and Edward Goldberg; (ii) for 2024, Kyle Sable, Edward Goldberg, Jeffrey Emery and Grant Bowman; (iii) for 2023, Kyle Sable, Charles Kropp, Jeffrey Emery, Shannon Horn, and Noriko Yokozuka; (iv) for 2022, Charles Kropp, Barry Lederman, Noriko Yokozuka, Shannon Horn, and Ernest Kremling; and (v) for 2021, Barry Lederman, Noriko Yokozuka, Shannon Horn, and Ernest Kremling.
(4)The dollar amounts reported represent the amount of CAP for the Company’s NEOs as a group (excluding Mr. Goldberg or Mr. Khouri, as applicable) as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect an average of the actual amount of compensation earned by or paid to the Company’s NEOs as a group (excluding Mr. Goldberg or Mr. Khouri, as applicable) during the applicable year. The adjustments below were made to the average total compensation for the Company’s NEOs as a group (excluding Mr. Goldberg or Mr. Khouri, as applicable) for each year to determine the CAP for such year in accordance with the requirements of Item 402(v) of Regulation S-K. No amounts were reported in the “Change in Pension and Nonqualified Deferred Compensation” column of the Summary Compensation Table for any applicable year, so no defined benefit and actuarial pension plan adjustments were made for any applicable year.

Year	Average Reported Summary compensation table total for Non-PEO NEOs ($)	Less	Average Reported Value of Equity Awards ($)(a)	Plus	Average Equity Awards Adjustment ($)(b)	Equals	Average CAP for Non-PEO NEOs ($)
2025	1,974,405	-	1,110,970	+	14,182,384	=	15,045,819
2024	2,110,263	-	1,304,100	+	8,515,590	=	9,321,753
2023	511,969	-	40,600	+	(582,797)	=	(111,428)
2022	1,410,613	-	384,000	+	(5,985,279)	=	(4,958,666)
2021	7,728,776	-	7,151,274	+	7,618,086	=	8,195,588
(a)The dollar amounts reported represent the grant date fair value of equity awards as reported in the “Option Awards” column of the SCT in each applicable year.
(b)The equity award adjustments for the Company’s NEOs as a group (excluding Mr. Goldberg or Mr. Khouri, as applicable) were calculated in accordance with Item 402(v) of Regulation S-K and include: (i) the average year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the average year-end fair value of any equity awards granted in the applicable year that are vested in the year; (iii) the average amount of change as of the end of the applicable year (from the end of the prior year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iv) for awards granted in prior years that vest in the applicable year, the average amount equal to the change as of the vesting date (from the end of the prior year) in fair value; and (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the average amount equal to the fair value at the end of the prior year. No dividends or other earnings were paid on awards in any applicable year. The amounts deducted or added in calculating the equity award adjustments for the Company’s NEOs as a group (excluding Mr. Goldberg or Mr. Khouri, as applicable) are as follows:

Year	Average Year End Fair Value of Equity Awards Granted in the Year and Outstanding and Unvested at Year End ($)	Average Year End Fair Value of Equity Awards Granted in the Year that Vested in the Year ($)	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Average Change in Fair Value as of the Vesting date of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Total Average Equity Award Adjustments ($)
2025	3,021,264	171,736	5,910,560	5,078,824	—	14,182,384
2024	2,865,000	357,113	1,629,000	3,664,477	—	8,515,590
2023	49,000	—	(324,969)	—	306,828	(582,797)
2022	—	—	(3,122,979)	(79,402)	2,782,898	(5,985,279)
2021	7,150,153	—	—	467,933	—	7,618,086
(5)TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
(6)Represents the TSR for S&P SmallCap 600 Materials Index, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated.
(7)The dollar amounts reported represent the amount of net (loss) income reflected in the Company’s audited financial statements for the applicable year.
(8)The computation of Adjusted EBITDA is defined as net income (loss) before income taxes plus net interest and other financing expenses, and depreciation and amortization, adjusted on a consistent basis for certain non-recurring, unusual or non-operational items. These items include (i) restructuring, (ii) acquisition related costs, (iii) founder advisory fee expenses, (iv) stock-based compensation expense and (v) foreign currency loss (gain).

Company Selected Measure
We have presented Adjusted EBITDA as the Company-selected measure in the table above in accordance with Item 402(v) of Regulation S-K. While the Company uses financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Adjusted EBITDA is the financial performance measure that, in the Company’s assessment, represents the most important performance measure used by the Company to link CAP for the Company’s NEOs to Company performance for the most recently completed year that is not otherwise required to be disclosed in the pay versus performance table above.
Financial Performance Measures
As described in “Compensation Discussion and Analysis,” a significant portion of the NEO pay is performance-based and at-risk, consistent with the compensation philosophy established by the Compensation Committee. Our NEO compensation program rewards the achievement of specific short-term (annual) and long-term financial and other goals, which are aligned with our operational and strategic goals. The most important financial performance measure used by the Company to link CAP for the Company’s NEOs to the Company’s performance for the most recently completed year is Adjusted EBITDA.
Analysis of Information Presented in the Pay Versus Performance Table
The Company is providing the following graphs regarding the relationships between information presented in the pay versus performance table, including CAP, as required by Item 402(v) of Regulation S-K. The Compensation Committee utilizes several performance measures to align executive compensation with Company performance, and only some of those Company measures are presented in the pay versus performance table above and the graphs below. The Compensation Committee has not used or considered CAP previously as computed in accordance with Item 402(v) of Regulation S-K to set target compensation amounts or align our NEO compensation to Company performance. See “Compensation Discussion and Analysis” for a discussion of how the Compensation Committee designs our compensation program and sets target compensation amounts.

CAP and Cumulative TSR for the Company and S&P SmallCap 600 Materials Index
The CAP for Mr. Goldberg and Mr. Khouri (as applicable as PEO) and the average CAP for the Company’s other NEOs as a group (excluding Mr. Goldberg or Mr. Khouri, as applicable) for 2021, 2022, 2023, 2024, and 2025 is presented in comparison to the Company’s cumulative TSR and the S&P SmallCap 600 Materials Index (the peer group presented for this purpose) over such periods in the table below.

CAP and Net Income
The CAP for Mr. Goldberg and Mr. Khouri (as applicable as PEO) and the average CAP for the Company’s other NEOs as a group (excluding Mr. Goldberg or Mr. Khouri, as applicable) for 2021, 2022, 2023, 2024 and 2025 is presented in comparison to the Company’s net (loss) income over such periods in the table below. All of the fixed and variable founder advisory amounts vested on November 9, 2021, the date of the business combination, because the Company believes that, as a result of the consummation of the business combination, it has incurred an obligation equal to the present value of the fixed and variable founder advisory amounts. The expense related to the fixed and variable founder advisory amounts of $653.0 million recognized by the Company resulted in a net loss of $661.5 million as of December 31, 2021. The expense related to the fixed and variable founder advisory amounts of $435.2 million recognized by the Company resulted in a net loss of $206.4 million as of December 31, 2025.

CAP and Adjusted EBITDA
The CAP for Mr. Goldberg and Mr. Khouri (as applicable as PEO) and the average CAP for the Company’s other NEOs as a group (excluding Mr. Goldberg or Mr. Khouri, as applicable) for 2021, 2022, 2023, 2024 and 2025 is presented in comparison to the Company’s Adjusted EBITDA over such periods in the table below.

This pay versus performance section is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding (i) all stockholders known by the Company to be the beneficial owners of more than 5% of the Company’s issued and outstanding shares of Common Stock and (ii) each director, each named executive officer and all directors and executive officers as a group, together with the approximate percentages of issued and outstanding shares of Common Stock owned by each of them. Percentages are calculated based upon shares issued and outstanding plus shares which the holder has the right to acquire under stock options exercisable for or convertible into shares of Common Stock within 60 days. Unless otherwise indicated, amounts are as of April 7, 2026 and each of the stockholders has sole voting and investment power with respect to the Common Stock beneficially owned, subject to community property laws where applicable. As of April 7, 2026, we had 163,127,063 shares of Common Stock outstanding.
Unless otherwise indicated, the address of each person named in the table below is Perimeter Solutions, Inc., 8000 Maryland Avenue, Suite 350, Clayton, Missouri 63105.

	Shares Beneficially Owned
Beneficial Owner	Number	%
More than 5% Stockholders:
WindAcre Partnership Master Fund LP(1)	21,854,600	13.4%
Entities Affiliated with BlackRock, Inc.(2)	11,606,564	7.1%
Principal Global Investors, LLC(3)	10,997,907	6.7%
FMR, LLC(4)	9,755,143	6.0%

Named Executive Officers and Directors:
William N. Thorndike, Jr.(5)	9,125,369	5.6%
Haitham Khouri(6)	4,818,024	2.9%
W. Nicholas Howley(7)	4,086,840	2.5%
Vivek Raj(8)	753,754	*
Jeffrey Emery(9)	500,000	*
Robert S. Henderson(10)	428,265	*
Kyle Sable(11)	420,000	*
Noriko Yokozuka(12)	407,157	*
Tracy Britt Cool(13)	332,887	*
Jorge L. Valladares III(14)	298,388	*
Grant Bowman(15)	239,820	*
Bernt Iversen II(16)	215,043	*
Sean Hennessy(17)	197,194	*
Edward Goldberg(18)	146,550	*
All Executive Officers, Directors and Covered Persons as a group (13 persons)(19)	21,822,741	13.1%
________________
*Represents beneficial ownership of less than one percent (1%) of our outstanding shares of Common Stock.
(1)Based on a Schedule 13G/A filed with the SEC on February 14, 2024 and a Form 4 filed on July 1, 2025. Consists of 21,854,600 shares of Common Stock owned by The WindAcre Partnership Master Fund LP, an exempted limited partnership established in the Cayman Islands (“Master Fund”). The WindAcre Partnership LLC, a Delaware limited liability company (“WindAcre”) serves as the investment manager of the Master Fund. Snehal Rajnikant Amin (“Mr. Amin”) is the principal beneficial owner and managing member of WindAcre and the only beneficial owner holding more than 5%. Mr. Amin and WindAcre each disclaim beneficial ownership of the securities owned by the Master Fund. The principal business address of the Master Fund is Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands.

(2)Based on a Schedule 13G/A filed with the SEC on February 6, 2024. Consists of 11,606,564 shares of Common Stock held by various entities affiliated with BlackRock, Inc. which such entities have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares of Common Stock, but none have an interest in the shares of Common Stock of more than five percent of the total outstanding shares of Common Stock. BlackRock, Inc.’s principal business address is 55 East 52nd Street New York, NY 10055.
(3)Based on a Schedule 13G/A filed with the SEC on February 13, 2024. Principal Global Investors, LLC has shared voting and shared dispositive power over 10,997,907 shares of Common Stock. The principal business address of Principal Global Investors, LLC is 801 Grand Avenue, Des Moines, IA 50392.
(4)Based on a Schedule 13G/A filed with the SEC on November 5, 2025. FMR LLC has sole voting power over 9,745,250 shares of Common Stock and shared dispositive power over approximately 9,755,143 shares of Common Stock. The principal business address of FMR LLC is 245 Summer Street, Boston, MA 02210.
(5)Includes 589,713 shares of Common Stock held by Cromwell Harbor Supporting Foundation, Inc. Mr. Thorndike disclaims beneficial ownership over such shares, except to the extent of his pecuniary interest therein.
(6)Includes (i) 1,225,385 shares of Common Stock held in the Khouri Spousal Dynasty Trust 6/12/2024 of which Mr. Khouri is a trustee and (ii) 1,488,489 shares of Common Stock underlying options held by Mr. Khouri that are exercisable within 60 days.
(7)Excludes all shares of Common Stock held by the Cleveland Foundation in the Nick & Lorie Charitable Fund as Mr. Howley has neither voting nor dispositive power over such shares.
(8)Includes 76,194 shares of Common Stock underlying options held by Mr. Raj that are exercisable within 60 days.
(9)Consists of 500,000 shares of Common Stock underlying options held by Mr. Emery that are exercisable within 60 days.
(10)Includes 99,849 shares of Common Stock underlying options held by Mr. Henderson that are exercisable within 60 days.
(11)Consists of 420,000 shares of Common Stock underlying options held by Mr. Sable that are exercisable within 60 days.
(12)Includes 360,000 shares of Common Stock underlying options held by Ms. Yokozuka that are exercisable within 60 days.
(13)Includes (i) 6,200 shares of Common Stock held by Ms. Britt Cool’s spouse and (ii) 76,194 shares of Common Stock underlying options held by Ms. Britt Cool that are exercisable within 60 days.
(14)Includes (i) 42,000 shares of Common Stock that are held in trust for the benefit of Mr. Valladares’ children over which Mr. Valladares disclaims beneficial ownership, except to the extent of his pecuniary interest therein and (ii) 12,388 shares of Common Stock underlying options held by Mr. Valladares that are exercisable within 60 days.
(15)Consists of 239,820 shares of Common Stock underlying options held by Mr. Bowman that are exercisable within 60 days.
(16)Includes 88,182 shares of Common Stock underlying options held by Mr. Iversen that are exercisable within 60 days.
(17)Includes 97,194 shares of Common Stock underlying options held by Mr. Hennessy that are exercisable within 60 days.
(18)Consists of 146,550 shares of Common Stock held directly by Mr. Goldberg.
(19)Includes 3,458,310 shares of Common Stock underlying options held by our executive officers, directors and covered persons that are exercisable within 60 days.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the Dodd-Frank Act) requires us to provide our stockholders with the opportunity to approve, on a nonbinding, advisory basis, the compensation of our NEOs.
We provide our stockholders with the opportunity to cast an annual advisory vote on the compensation of our NEOs as disclosed in the “Compensation Discussion and Analysis,” the compensation tables and the narrative disclosures that accompany those tables. At the Annual Meeting, we are asking our stockholders to approve, on an advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement.
We encourage stockholders to review the “Compensation Discussion and Analysis,” the compensation tables and the related narrative disclosure on pages 19 to 29. As discussed in the “Compensation Discussion and Analysis,” we believe that our compensation policies and decisions are designed to incentivize and reward the creation of stockholder value.
We believe that our executive compensation program provides a fair and market competitive executive compensation that will attract, retain and reward high-performing employees and will incentivize our executives to meet short-term and long-term financial targets of the company and achieve individual performance goals.
Stockholder Vote Requirement
This proposal will be approved by a majority of the votes cast. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” this proposal and will have no effect on the vote.
Proposal
On the basis of the “Compensation Discussion and Analysis,” the compensation tables and the related narrative disclosure on pages 19 to 29 of this Proxy Statement, we are requesting that our stockholders vote on the following resolution:
RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, compensation tables and narrative discussion, is hereby APPROVED.

Non-Binding Vote
Although this Say on Pay vote on executive compensation is non-binding, the Board and the Compensation Committee will review the results of the vote and will take into account the outcome of the vote when determining future executive compensation arrangements.
Recommendation of the Board
The Board recommends that stockholders vote “FOR” adoption of the resolution approving the compensation of our named executive officers.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2026 FISCAL YEAR
The Audit Committee has appointed KPMG LLP to continue to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2026. The Board has determined that it is in the best interest of the Company and its stockholders to request ratification of the appointment by the Company’s stockholders. If the Company’s stockholders do not ratify the appointment of KPMG LLP, the Audit Committee may reconsider the appointment of the registered public accounting firm for the 2026 fiscal year.
A representative from KPMG LLP is expected to attend the Annual Meeting virtually, and will have an opportunity to make a statement if they desire to do so and will be available to respond to questions from stockholders.
Independent Registered Public Accounting Firm Fees
The following is a summary and description of fees incurred by the Company for the fiscal years ended December 31, 2025 and 2024.
Fees Paid to KPMG LLP

Fee Category	Year ended December 31, 2025	Year ended December 31, 2024
Audit Fees(1)	$2,180,000	$1,865,002
Audit-Related Fees(2)	5,000	—
Tax Fees	—	—
All Other Fees	—	—
Total	$2,185,000	$1,865,002
________________
(1)Audit Fees for the year ended December 31, 2025 and 2024 were for professional services rendered in connection with KPMG LLP’s audit of our consolidated financial statements, quarterly reviews, statutory audits and comfort letter procedures.
(2)Audit-Related Fees for the year ended December 31, 2025 were for professional services rendered in connection with other attestation services.

Fees Paid to BDO

Fee Category	Year ended December 31, 2025	Year ended December 31, 2024
Audit Fees(1)	$125,735	$118,445
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$125,735	$118,445
________________
(1)Audit Fees for the year ended December 31, 2025 and 2024 were for professional services rendered in connection with BDO’s audit of our consolidated financial statements for certain items pertaining to the years ended December 31, 2023 and 2022 and comfort letter procedures.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee requires that it preapprove all auditing services and permitted non-audit services, including the fees and retention terms thereof, to be performed for the Company by KPMG LLP, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, which are approved by the Audit Committee prior to the completion of the audit.

Stockholder Vote Requirement
This proposal will be approved by a majority of the votes cast. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” this proposal and will have no effect on the vote.
Recommendation of the Board
The Board believes the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026 is in the best interest of the Company’s stockholders and recommends that stockholders vote “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026.
Report of the Audit Committee

The Audit Committee is a committee of the Board comprised solely of financially literate independent directors as required by the listing standards of the New York Stock Exchange and the rules and regulations of the SEC. The Audit Committee is appointed by the Board to assist the Board in fulfilling its oversight responsibilities with respect to (i) the integrity of our financial statements and financial reporting process and systems of internal controls; (ii) the qualifications, independence, and performance of our independent registered public accounting firm; (iii) the performance of our internal audit function; and (iv) other matters as set forth in the charter of the Audit Committee approved by the Board.
Management is responsible for the preparation of our financial statements and the financial reporting process, including its system of internal control over financial reporting and its disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes as more specifically set forth in its charter.
In connection with these responsibilities, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm our audited consolidated financial statements for the fiscal year ended December 31, 2025. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm as required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm their independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 that was filed with the SEC.

THE AUDIT COMMITTEE
Sean Hennessy, Chair
Robert S. Henderson
Bernt Iversen II

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report above and the Compensation Committee Report above shall not be incorporated by reference into any future filings, except to the extent that the Company specifically incorporates it by reference in such filing.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
ABOUT THIS PROXY STATEMENT
Why am I receiving these proxy materials?
You are receiving these proxy materials because you held shares of Common Stock of the Company on the Record Date for the Annual Meeting which will be held virtually on May 28, 2026, at 8:00 a.m., Central Time, or at any adjournment(s) or postponement(s) thereof.
The Company began furnishing the proxy materials to stockholders on or about April 17, 2026 and will bear the cost of soliciting proxies for the Annual Meeting. The proxy materials include our Notice of the Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2025. The proxy materials also include the proxy card for the Annual Meeting, which is being solicited on behalf of the Board. The proxy materials contain detailed information about the matters to be voted on at the Annual Meeting and provide updated information about the Company to assist you in making an informed decision when voting your shares.
GENERAL VOTING INFORMATION
Who is participating in this solicitation?
Our officers and certain of our employees may solicit proxies by mail, telephone, e-mail or facsimile transmission. They will not be paid additional remuneration for their efforts. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of Common Stock.

What are my voting rights?
Each share of Common Stock is entitled to one vote on each matter. As of the Record Date, there were 163,127,063 shares of Common Stock outstanding and entitled to vote. There are no other outstanding voting securities of the Company entitled to vote at the Annual Meeting. A complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder during normal business hours for ten days prior to and during the Annual Meeting at the Company’s offices at 8000 Maryland Avenue, Suite 350, Clayton, Missouri 63105.

I am a stockholder of record; how do I vote my shares?
If you are a stockholder of record as of the Record Date, you may vote by any of the following methods:
•Voting by Mail. If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. Your shares will be voted in accordance with the instructions on your proxy card.
•Voting by Internet. You may vote through the internet by visiting www.proxypush.com/PRM identified on your proxy card and following the procedures described on the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on your proxy card. The procedures permit you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by internet, you should not return your proxy card.
•Voting by Telephone. You may vote your shares by telephone by calling the toll-free telephone number provided on your proxy card. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on your proxy card. The procedures permit you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

•Attending the Annual Meeting. You must register for and attend the 2025 Annual Meeting virtually as a stockholder to vote during the meeting. Please see the information below for how to attend the 2026 Annual Meeting. If you attend the 2026 Annual Meeting as a stockholder, you can follow the online instructions to vote your shares during the meeting.
What if I hold my shares in “street name”?
If your shares are held in street name, the Notice of Internet Availability of Proxy Materials (including a voting instruction form) are being forwarded to you by your bank, brokerage firm, or other nominee (the “bank or broker”). As the beneficial owner, you have the right to direct your bank or broker how to vote your shares by following the instructions on the Notice of Internet Availability of Proxy Materials or voting instruction form for voting on the internet or by telephone (if made available by your bank or broker with respect to any shares you hold in street name), or by completing and returning the voting instruction form, and the bank or broker is required to vote your shares in accordance with your instructions.
Can I revoke my proxy or change my vote?
Yes. You may revoke your proxy at any time prior to its exercise at the Annual Meeting. You may change your vote by either: (i) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) whether made via the internet, by telephone or by mail; (ii) if you are a stockholder of record by (a) notifying the Secretary in writing at the Company’s offices at 8000 Maryland Avenue, Suite 350, Clayton, Missouri 63105, that you want to revoke your earlier proxy or (b) by attending the Annual Meeting and vote by ballot during the meeting. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote by ballot during the Annual Meeting.
If you hold your shares in street name, you may change your vote by contacting your broker or other nominee and following their instructions.
How will my shares be voted if I submit a proxy card but do not specify how I want to vote?
If you sign your proxy card and return it without marking any voting instructions, your shares will be voted at the Annual Meeting or any adjournment(s) or postponement(s) thereof:
•“FOR” the election of all director nominees recommended by our Board (Proposal 1);
•“FOR” Proposals 2 and 3; and
•in the discretion of the persons named as proxies on all other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.
Despite this, our Board strongly urges you to mark your proxy card in accordance with our Board’s recommendations.
What constitutes a quorum at the Annual Meeting?
A majority in voting power of the Company’s shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present virtually or by proxy, will constitute a quorum, which is the minimum number of shares that must be present or represented by proxy at the meeting to transact business. All the shares of Common Stock present or represented will be counted as present to determine whether a quorum has been established.

What is the voting requirement to approve each of the proposals?

Proposal		Vote Required for Approval	Abstentions and Broker Non-Votes
1:	Election of the eight director nominees;	Majority of votes cast	No impact
2:	Say on Pay;	Majority of votes cast	No impact
3:	Ratify the appointment of KPMG LLP as the independent registered public accountant for the year ending December 31, 2026;	Majority of votes cast	No impact
The affirmative vote of a majority of the votes cast is required to approve Proposals 1 through 3. You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting for each of these proposals. Abstentions and broker non-votes will have no effect on the proposals.
What is a broker non-vote?
A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.
What happens if I hold shares in street name and do not submit voting instructions?
Under applicable rules that govern brokers who are voting with respect to shares held in street name, brokers ordinarily have the discretion to vote on “routine” matters (e.g., approval of the selection of independent public accountants) but not on non-routine matters (e.g., election of directors).
ATTENDING THE MEETING
How can I attend the Annual Meeting?
The Annual Meeting will be held in a virtual-only format via live webcast. No physical meeting will be held.
To register to attend the Annual Meeting, please visit www.proxydocs.com/PRM. You may begin logging into the Annual Meeting on the day of the meeting at 7:45 a.m., Central Time, which is 15 minutes in advance of the start of the meeting. We encourage you to register to attend the Annual Meeting prior to the 8:00 a.m., Central Time, start time to allow ample time to complete the check-in procedures.
You may log in using one of two options: (1) join as a guest or (2) join as a stockholder. To join as a guest, you will need to enter the information requested on www.proxydocs.com/PRM to register as a guest. If you enter the meeting as a guest, you will not be able to vote your shares or submit questions during the meeting.
If you were a registered holder or a beneficial owner as of the Record Date, you may join the Annual Meeting as a stockholder by entering the 12 or 16-digit control number found on the proxy card or voting instruction form previously received in connection with the Annual Meeting. If you are a beneficial owner as of the Record Date and you do not have a 12 or 16-digit control number, you should contact your bank, broker or other nominee (preferably at least 5 days before the meeting) and obtain a “legal proxy” in order to be able to attend and participate in the meeting. You must join the meeting as a stockholder to vote your shares or submit questions during the meeting.
What if I need technical assistance accessing the virtual-only meeting?
The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Beginning 15 minutes prior to the meeting start, technicians will be available to assist you with any technical difficulties you may have in accessing the Annual Meeting webcast. If you encounter any difficulties accessing the webcast, please call the technical support number that will be posted on the Annual Meeting website log-in page located at www.proxydocs.com/PRM.

May I ask questions at the Annual Meeting?
Stockholders will have the ability to submit questions prior to and during the Annual Meeting via the Annual Meeting website at www.proxydocs.com/PRM by following the instructions available on the Annual Meeting page. We intend to answer such questions during the Annual Meeting that are pertinent to the business of the meeting, as time permits. Rules of Conduct for the Annual Meeting, including the types of questions that the Company does not intend to address will be available on our website at www.perimeter-solutions.com prior to the meeting. Examples of questions that are not pertinent are questions related to general economic, political or other views that are not directly related to the business of the Annual Meeting, questions related to personal grievances and derogatory references to individuals.
If there are pertinent questions that cannot be answered during the Annual Meeting due to time constraints, we will post answers to a representative set of such questions (e.g., consolidating duplicative questions) on our website at www.perimeter-solutions.com. The questions and answers will be made available as soon as practicable after the Annual Meeting.
MORE INFORMATION
Where can I find voting results of the Annual Meeting?
We will announce the voting results for the proposals at the Annual Meeting and publish final detailed voting results in a Form 8-K filed with the SEC within four business days after the Annual Meeting.
Who should I contact if I have any questions or need assistance in voting my shares, or if I need additional copies of the proxy materials?
If you have any questions, please contact Noriko Yokozuka, General Counsel and Secretary of the Company, at the offices of Perimeter Solutions, Inc., 8000 Maryland Avenue, Suite 350, Clayton, Missouri 63105.

OTHER MATTERS
Additional Meeting Matters
The Board knows of no additional matters that may come before the meeting other than those referred to in this Proxy Statement; however, if any additional matters should properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.
Delinquent Section 16(a) Reports
Compliance with Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own 10% or more of a class of our equity securities to file ownership reports with the SEC. Based solely on a review of the reports filed with the SEC and written representations from our executive officers and directors, we believe that during 2025 all Section 16(a) filing requirements were complied with on a timely basis.
Stockholder Proposals for the 2027 Annual Meeting of Stockholders
If any stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the 2027 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, the proposal must be in proper form (per Regulation 14A, Rule 14a-8) and received by the Secretary of the Company on or before December 18, 2026. Stockholder proposals and director nominations pursuant to the advance notice provision of the Company’s Bylaws to be presented at the 2027 Annual Meeting of Stockholders which are not to be included in the Company’s proxy materials must be received by the Company no earlier than January 28, 2027, and no later than February 27, 2027, in accordance with the procedures in the Company’s Bylaws.
Stockholders providing notice to the Company under Rule 14a-19 who intend to solicit proxies in support of nominees submitted under the advance notice provision of the Company’s Bylaws for the 2027 Annual Meeting of Stockholders must comply with the advance notice deadline set forth above, the requirements of the Company’s Bylaws and the additional requirements of Rule 14a-19(b).
Householding of Annual Meeting Materials
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of the 2026 Annual Meeting of Stockholders, Proxy Statement and 2025 Annual Report may have been sent to multiple stockholders in your household, unless the Company has received contrary instructions from one or more stockholders. We will promptly deliver a separate copy of each document to you if you write the Company’s Secretary at Perimeter Solutions, Inc., 8000 Maryland Avenue, Suite 350, Clayton, Missouri 63105, or call (314) 396-7343. If you want to receive separate copies of the notice of the annual meeting of stockholders, proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or, if the shares are not held in “street name,” you may contact the Company at the above address and phone number.
Stockholder Communications
Stockholders who wish to communicate with the Board, a Board committee or any such other individual director or directors, may do so by sending written communications addressed to the Board, a Board committee or such individual director or directors, c/o Secretary, Perimeter Solutions, Inc., 8000 Maryland Avenue, Suite 350, Clayton, Missouri 63105. The Company’s General Counsel will open all stockholder communication for the sole purpose of determining whether the contents represent correspondence to any member of the Board or any group or committee of directors. Any stockholder communication that is not in the nature of advertising, promotions of product or service, or patently offensive material will be forwarded promptly to the member(s) of the Board to whom the stockholder communication is addressed. In the case of any stockholder communication to the Board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Miscellaneous
It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, stockholders who do not expect to attend the Annual Meeting are urged, regardless of the number of shares of Common Stock owned, to please vote by submitting your proxy over the internet, by telephone or by completing, signing, dating and returning the enclosed proxy in the envelope provided as promptly as possible. If you attend the Annual Meeting and desire to vote by ballot, you may do so even though you have previously sent a proxy.
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, is included within the Annual Report provided with this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material. Copies of exhibits filed with the Form 10-K are available, free of charge, upon written request. Requests should be made in writing to Noriko Yokozuka, Secretary of the Company, at the offices of Perimeter Solutions, Inc., 8000 Maryland Avenue, Suite 350, Clayton, Missouri 63105. The Company’s filings with the SEC are also available, without charge, through the Investor Relations — SEC Filings link on the Company’s website, www.perimeter-solutions.com, as soon as reasonably practical after filing. The Company’s website and the information contained therein or connected thereto are not incorporated into this Proxy Statement.

April 17, 2026	By Order of the Board of Directors, Noriko Yokozuka General Counsel and Secretary

Annex A
Non-GAAP Financial Metrics

The Company provides non-GAAP financial measures for Segment Adjusted EBITDA, Adjusted Net Income, and Adjusted Earnings Per Share data as supplemental information regarding the Company’s business performance. The Company believes that these non-GAAP financial measures are useful to investors because they provide investors with a better understanding of the Company’s past financial performance and future results. The Company’s management uses these non-GAAP financial measures when it internally evaluates the performance of its business and makes operating decisions, including internal operating budgeting, performance measurement, and discretionary compensation.

Segment Adjusted EBITDA

Segment Adjusted EBITDA is defined as (loss) income before income taxes plus net interest and other financing expenses, and depreciation and amortization, adjusted on a consistent basis for certain non-recurring, unusual or non-operational items. These items include (i) restructuring, (ii) acquisition related costs, (iii) founder advisory fee expenses, (iv) stock-based compensation expense and (v) foreign currency loss (gain). To supplement the Company’s consolidated financial statements presented in accordance with U.S. GAAP, Perimeter is providing a summary to show the computations of Segment Adjusted EBITDA, which is a non-GAAP measure used by the Company's management and by external users of Perimeter’s financial statements, such as debt and equity investors, commercial banks and others, to assess the Company’s operating performance as compared to that of other companies, without regard to financing methods, capital structure or historical cost basis. Segment Adjusted EBITDA should not be considered an alternative to net (loss) income, operating (loss) income, cash flows provided by operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP (in thousands).

(Unaudited)	Year Ended December 31, 2025			Year Ended December 31, 2024
	Fire Safety	Specialty Products	Total	Fire Safety	Specialty Products	Total
(Loss) income before income taxes	$(182,537)	$(53,710)	$(236,247)	$(35,277)	$(11,586)	$(46,863)
Depreciation and amortization	55,397	18,635	74,032	51,365	14,353	65,718
Interest and financing expense	24,059	15,076	39,135	39,547	914	40,461
Founders advisory fees - related party	381,106	54,057	435,163	169,886	28,422	198,308
Non-recurring expenses(1)	955	1,465	2,420	5,559	1,207	6,766
Acquisition costs	98	3,480	3,578	—	612	612
Stock-based compensation expense	12,207	4,440	16,647	8,545	4,304	12,849
Foreign currency (gain) loss	(798)	(2,240)	(3,038)	496	1,947	2,443
Segment Adjusted EBITDA	$290,487	$41,203	$331,690	$240,121	$40,173	$280,294

(1)For the year ended December 31, 2025, $1.1 million was related to restructuring and other non-recurring costs, $0.7 million was related to litigation costs arising from a contractual dispute regarding control of the P2S5 facility, which is currently operated by Flexsys Chemical Company, and $0.6 million was related to the Redomiciliation Transaction. For the year ended December 31, 2024, $6.6 million was related to the Redomiciliation Transaction and other non-recurring Luxembourg related costs and $0.2 million was related to other non-recurring costs.

Adjusted Net Income and Adjusted Earnings Per Share

The computation of Adjusted Earnings Per Share (“Adjusted EPS”) is defined as Adjusted Net Income divided by adjusted diluted shares. Adjusted Net Income is defined as net (loss) income plus amortization, certain non-recurring, unusual or non-operational items, and the tax impact of these non-GAAP adjustments. These adjustments include (i) restructuring, (ii) acquisition related costs, (iii) founder advisory fee expenses, (iv) stock-based compensation expense and (v) foreign currency loss (gain). Adjusted diluted shares is the weighted average diluted shares outstanding, adjusted by adding dilution for options and warrants excluded under U.S. GAAP due to a net loss, less dilution related to founders advisory fees. To supplement the Company’s consolidated financial statements presented in accordance with U.S. GAAP, Perimeter is providing a summary to show the computations of Adjusted Net Income and Adjusted EPS, which are non-GAAP measures used by the Company's management and by external users of Perimeter’s financial statements, such as debt and equity investors, commercial banks and others, to assess the Company's operating performance as compared to that of other companies, without regard to financing methods, capital structure or historical cost basis. Adjusted EPS and Adjusted Net Income should not be considered alternatives to GAAP (loss) earnings per share (“GAAP EPS”), net (loss) income, operating (loss) income, cash flows provided by operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP (in thousands, except share and per share data).

A-1

(Unaudited)	Year Ended December 31, 2025	Year Ended December 31, 2024
GAAP net loss	$(206,366)	$(5,905)
Adjustments:
Amortization	59,696	55,032
Founders advisory fees - related party	435,163	198,308
Non-recurring expenses(1)	2,420	6,766
Acquisition costs	3,578	612
Stock-based compensation expense	16,647	12,849
Foreign currency (gain) loss	(3,038)	2,443
Tax impact of non-GAAP adjustments(2)	(101,427)	(106,715)
Adjusted Net Income	$206,673	$163,390

Shares used in computing GAAP (Loss) Earnings Per Share (diluted)	150,370,533	145,713,439
Options(3)	4,092,617	1,446,487
Warrants(3)	—	49,876
Shares underlying founders fixed advisory fees(4)	—	—
Shares underlying founders variable advisory fees(5)	—	—
Shares used in computing Adjusted Earnings Per Share (diluted)	154,463,150	147,209,802

GAAP (Loss) Earnings Per Share (diluted)	$(1.37)	$(0.04)
Adjusted Earnings Per Share (diluted)	$1.34	$1.11
____________________

(1)
For the year ended December 31, 2025, $1.1 million was related to restructuring and other non-recurring costs, $0.7 million was related to litigation costs arising from a contractual dispute regarding control of the P2S5 facility, which is currently operated by Flexsys Chemical Company, and $0.6 million was related to the Redomiciliation Transaction. For the year ended December 31, 2024, $6.6 million was related to the Redomiciliation Transaction and other non-recurring Luxembourg related costs and $0.2 million was related to other non-recurring costs.

(2)	The tax impact of non-GAAP adjustments reflects the total income tax expense commensurate with the non-GAAP measure of profitability.
(3)	The Company adds back the dilutive impact of options and warrants if amounts were excluded for purposes of GAAP EPS due to GAAP net loss during the period.
(4)	As of December 31, 2025, a maximum of 2.4 million shares were issuable within 12 months under the founders fixed advisory fee. To satisfy the 2025 founders fixed advisory fee, the Company paid $13.4 million in cash on February 19, 2026 and issued 1.9 million shares of Common Stock on March 3, 2026.
(5)	Based on period end market prices as of December 31, 2025, a maximum of 14.5 million shares were issuable within 12 months under the founders variable advisory fee. To satisfy the 2025 founders variable advisory fee, the Company paid $82.3 million in cash on February 19, 2026 and issued 11.5 million shares of Common Stock on March 3, 2026.

A-2

Perimeter SOLUTIONS
Quality Products. Exceptional Response.
P.O. BOX 8016, CARY, NC 27512-9903

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Perimeter Solutions, Inc.

Annual Meeting of Stockholders

For Stockholders of record as of April 7, 2026

Thursday, May 28, 2026 8:00 AM, Central Time

Meeting to be held live via the Internet - please visit http://www.proxydocs.com/PRM for more details.

YOUR VOTE IS IMPORTANT!
PLEASE VOTE BY: 9:00 AM, Central Time, May 28, 2026.

Internet:
www.proxypush.com/PRM
- Cast your vote online
- **Have your Proxy Card ready**
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Phone:
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Mail:
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Virtual:
You must register to attend the meeting online and/or participate at www.proxydocs.com/PRM

The undersigned hereby appoints Haitham Khouri, Kyle Sable and Noriko Yokozuka (the "Named Proxies"), and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them to vote all the shares of common stock of Perimeter Solutions, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2026 BetaNXT, Inc. or its affiliates. All Rights Reserved

Perimeter SOLUTIONS Quality Products. Exceptional Response.

Perimeter Solutions, Inc. Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2 AND 3

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	To elect as directors the eight nominees as set forth in the accompanying Proxy Statement with terms expiring at the 2027 Annual Meeting of Stockholders, or until their respective successors are elected and qualified.	FOR	AGAINST	ABSTAIN	
	1.01 W. Nicholas Howley	☐	☐	☐	FOR
	1.02 William N. Thorndike, Jr.	☐	☐	☐	FOR
	1.03 Haitham Khouri	☐	☐	☐	FOR
	1.04 Tracy Britt Cool	☐	☐	☐	FOR
	1.05 Sean Hennessy	☐	☐	☐	FOR
	1.06 Robert S. Henderson	☐	☐	☐	FOR
	1.07 Brent Iversen II	☐	☐	☐	FOR
	1.08 Jorge L. Valladares III	☐	☐	☐	FOR
		FOR	AGAINST	ABSTAIN	
2.	To approve, on an advisory basis, the compensation of our named executive officers ("Say on Pay").	☐	☐	☐	FOR
3.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2026.	☐	☐	☐	FOR
4.	To transact such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.				

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